AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 2009

REGISTRATION NO.  ________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
(Amendment No. 3)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SSGI, INC.

(Name of small business issuer in its charter)

Florida	1540	91-1930691
(State or jurisdiction of	(Primary Standard	(I.R.S. Employer
incorporation or	Industrial Classification	Identification Number)
organization)	Code Number)

SSGI, INC.
8120 Belvedere Road, Suite 4
West Palm Beach, Florida  33411
(561) 333-3600

(Address and telephone number of principal executive offices)

COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO
AGENT FOR SERVICE, SHOULD BE SENT TO:

RYAN SEDDON
PRESIDENT
8120 Belvedere Road, Suite 4
West Palm Beach, Florida  33411
(561) 333-3600
(Name, address and telephone number of agent for service)

WITH A COPY TO:

WARREN W. GARDEN
BLOCK & GARDEN, LLP
5949 SHERRY LANE, SUITE 900
DALLAS, TEXAS 75225
(214) 866-0993

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on his Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐  Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer
☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed
Class of Securities	Amount	Offering Price	Maximum Aggregate	Amount of Registration
To Be Registered	To Be Registered	Per Share(1)	Offering Price	Fee(2)
Common Stock	7,096,557	$0.50	$3,548,279	$197.99
$0.001 par value per share

(1)	Based upon the last sales price as of November 11, 2009 on the Pink Sheets electronic quotation system pursuant to Rule 457(c).
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2009

PROSPECTUS

7,096,557 SHARES

SSGI, INC.

COMMON STOCK

This is an offering of a total of 7,096,557 shares of our common stock by the individuals who are named under the caption “Selling Shareholders”.  We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

The selling shareholders will sell their shares at $0.50 per share until the Company’s shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We cannot ensure that the shares will be quoted on the OTC Bulletin Board.

The selling shareholders may offer and sell the shares of common stock at the offering price which will be $0.50 per share until the shares of common stock are quoted on the over-the-counter market. If the shares of common stock are quoted on the over-the-counter market, the selling shareholders may offer and sell the shares of common stock at market prices prevailing at the time of sale or at privately negotiated prices.

We will bear all expenses in connection with the registration and sales of the shares of common stock being offered by the selling shareholders, other than any underwriting discounts and selling commissions.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on Page 7.

There is no public market for our common stock, therefore the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We have retained no underwriters in connection with this offering.

The date of this prospectus:  November 20, 2009

TABLE OF CONTENTS
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

PROSPECTUS SUMMARY

This Summary highlights selected information contained elsewhere in this prospectus. This Summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” and the Financial Statements, before making a decision to invest in our common stock.

OUR COMPANY

The Company was incorporated in the State of Florida in July of 1997 as All Product Distribution Corp. One year later, All Product Distribution Corp. changed its name to Phage Therapeutics International, Inc (“Phage”) in anticipation of entering the medical field. The Company did not commence operations. Phage was a reporting company under the Securities Exchange Act of 1934 but deregistered in 2005.

On December 18, 2007, the Company entered into a 2007 Share Exchange Agreement (the “Agreement”) with Surge Solutions Group, Inc, a Florida corporation originally incorporated under the name of Surge Restoration, Inc. (“Surge”). Incorporated in November of 2001, Surge was formed to serve residential, commercial and industrial customers with their general contracting needs. The Company, through its relationships with insurance companies, performed extensive restoration work from hurricane storm damage and other insurance funded contracts. Also, the Company, through its relationship with a national retail building supply firm, installed and serviced customer purchases as a preferred vendor. Prior to execution of the Agreement, the Company changed its name to SSGI, Inc.

Pursuant to the Share Exchange Agreement, in January and February of 2008, the Company affected a 35 to 1 reverse stock split thereby reducing the shares outstanding from 14,587,370 to 416,782 and the Company issued 33,025,000 shares of common stock to Surge in a 1 to 1 exchange. Surge became a 100% owned subsidiary of the Company and its sole operating company.

At inception, Surge’s primary focus was the insurance restoration industry.  At that time, management saw an industry trend towards vendor contractor programs as a means to reduce potential exposure for insurance companies by providing the insured with a pre-approved contractor using wholesale pricing in exchange for volume work.  Through good customer service and an aggressive marketing plan, we experienced significant business growth in this market through 2005 and 2006.

In order to maintain a diversified revenue stream and increase growth, management has streamlined its current business profile to include the following market segments:

•      Insurance restoration
•      Petroleum contracting
•      Commercial construction

The Company’s headquarters are located at 8120 Belvedere Road, Suite 4, West Palm Beach, Florida  33411 with its warehouse located at 8080 Belvedere Road, Suite 9 & 10, West Palm Beach, Florida 33411.

Summary Financial Information

The Company’s financial statements as of September 30, 2009 are unaudited.  Financial statements as of December 31, 2008 and 2007 are audited and include a paragraph in the report of independent registered public accounting firm that raises substantial doubt about the Company’s ability to continue as a going concern.

For the nine months ended September 30, 2009, we incurred a net loss of $882,066 from revenues of $5,512,077. Although we incurred a net loss of $2,437,530 and $1,633,530 for the years ended December 31, 2008 and 2007, respectively, our revenues increased from $1,821,735 for the year ended December 31, 2007 to $6,802,107 for the year ended December 31, 2008.  The following table summarizes these results:

	Nine
	Months Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2009	2008	2007
	(Unaudited)	(restated)	(restated)

Revenues	$5,512,077	$6,802,107	$1,821,735

Cost of Revenues & General & Administrative Expenses	$6,112,784	$9,161,595	$3,408,308

Other Income (Expenses)	$(281,359)	$(78,042)	$(46,957)

Net Loss	$(882,066)	$(2,437,530)	$(1,633,530)

Net Loss Per Common Share, Basic and Diluted	$(0.025)	$(0.072)	$(0.067)

	September 30,	December 31,
	2009	2008	2007
		(restated)	(restated)

Total Assets	$3,214,706	$1,069,126	$429,309

Total Stockholders’ Deficiency	$(1,978,842)	$(1,482,143)	$(392,180)

Retained Earnings (Accumulated Deficit)	$(5,119,376)	$(4,237,310)	$(1,799,780)

CORPORATE INFORMATION

The Company

SSGI, Inc. was incorporated in Florida on July 7, 1997, under the name All Product Distribution Corp.  On July 29, 1998, the company changed its name to Phage Therapeutics International, Inc. (“Phage”).  On November 16, 2007, the Company changed its name from Phage to SSGI, Inc (“SSGI” or the “Company”).  SSGI is a holding company for our sole operating entity and wholly owned subsidiary, Surge Solutions Group, Inc. (“Surge”).  Surge was incorporated in Florida on November 26, 2001.  On March 30, 2007, Surge changed its name from Surge Restoration, Inc. to Surge Solutions Group, Inc.

On December 18, 2007, the Company, Surge, Ryan Seddon, Michael Yurkowsky and Peter Wilson entered into the 2007 Share Exchange Agreement pursuant to which the Company purchased all of the shares of Surge’s common stock in a one share for one share exchange (the “Agreement”).  The 2007 Share Exchange Agreement was authorized by a written consent of the board of directors of the Company and the majority of shareholders of the Company.  Pursuant to the terms of the 2007 Share Exchange Agreement, on or around January 15, 2008, the Company affected a 35 to 1 reverse stock split with the Company’s outstanding shares being reduced from 14,587,370 to 416,782.  Also pursuant to the 2007 Share Exchange Agreement, the Company changed its name on November 16, 2007 from Phage Therapeutics International, Inc. to SSGI, Inc.  Additionally, pursuant to the 2007 Share Exchange Agreement and the closing of the transactions contemplated thereby, on or around February 22, 2008, the Company issued 33,025,000 shares of its common stock to the shareholders of Surge in exchange for 33,025,000 shares of Surge representing 100% of Surge’s outstanding shares of common stock.  As a result of the closing of the transactions contemplated by the 2007 Share Exchange Agreement, Surge became a 100% subsidiary of the Company and its sole operating company.

Markets

The Company has focused on three main markets. The percentage of the Company’s revenues for each market is in parenthesis.

Insurance Restoration (5%)

Surge has been in the insurance restoration business since its inception in 2001, which was initially the core of the Surge business model. Surge is a contractor for insurance companies and is qualified for residential, commercial and industrial projects.  Surge has been successful in the insurance restoration arena due to its ability to offer the insured, adjuster and carrier one single source for mold remediation, flood mitigation, fire restoration, emergency services, contents cleaning and inventory compilation services. Instead of using sub-contractors, Surge utilizes its own crews to perform specialized remediation and restoration services which can give Surge’s clients a more competitive price and better quality control of their work.  Surge, through its infrastructure and business diversity, has the ability to cover most of the State of Florida. This is a key factor for insurance companies looking for contractors in the Florida market. Currently, the Company works only in the state of Florida.

Surge has a preferred contractor agreement with PURE Insurance Company.  This agreement outlines the standard of work required and regulates the profit margin Surge can charge the insurance company on contracted jobs.  As a “preferred contractor” of the insurance company, Surge is able to begin work immediately on a job without having to obtain the prior approval of the insurance company, thereby streamlining the claims process for the insured.  This expedites the completion of the job, thereby saving time and money for the insurance company during the claims process. The designation of Surge as a “preferred contractor” for one insurance company does make Surge a preferred contractor for other insurance companies.  At present, Surge is a preferred contractor of only PURE Insurance Company.

We are certified as a CIEC (certified indoor environmental consultant).  A CIEC is a professional that identifies the causes of poor indoor air quality. A CIEC is trained to analyze a building’s interrelated systems in order to diagnose the air quality issues properly. The CIEC must be able to gather and interpret data from the various operating systems operating in a building.  This designation allows the CIEC to identify the problem, design the remedial plan and execute the remediation.

We are also certified as a CMRS (certified mold remediation supervisor). This process involves the removal of microbial contamination from a building and is required to be performed by a microbial re-mediator. This person is trained to conduct a thorough remediation process safely according to project specifications and in compliance with relevant government regulations and industry standards. Microbial re-mediators are trained in containment engineering, safety and emergency procedures, remediation equipment operation, cleaning, removal and restoration procedures, and project documentation.

We also hold an IICRC certified technician designation.  The IICRC is an independent certification body that sets and promotes high standards and ethics and advances communication and technical proficiency within the inspection, cleaning and restoration service industries, including mold remediation, structural drying, and fire restoration.

Petroleum Contracting (80%)

Petroleum contracting involves the removal and replacement of obsolete single walled tanks, piping and the related clean-up on any petroleum dispensing and/or storage sites. These sites can be gas stations, factories, citrus farms or multi faceted industrial facilities.

Currently, the Florida legislature has imposed a December 31, 2009, deadline for the replacement of obsolete or non-compliant tanks.  According to information obtained from the state of Florida Department of Environmental Protection (“DEP”), this leaves thousands of sites in the state of Florida needing some level of compliance upgrade in the near future in order to comply with the mandate.

Florida has granted an extension for all tank owners through March 31, 2010, provided that the owner has executed a contract with a licensed petroleum contractor in the State of Florida, which contract must state that the work will be completed by March 31, 2010.  If the owner is still out of compliance after the extended deadline has passed, the tanks must be emptied, cleaned and no longer used.  Once a tank is taken out of service, the owner has up to two years to either remove the tank or complete the compliance upgrade to a double walled tank by either replacing or relining the tank.

Although the Florida mandate specifies a deadline of December 31, 2009, the Company believes that it will continue to be active in the petroleum contracting business during 2010 and well beyond.  As discussed above, tank owners unable to comply by December 31, 2009, will have at least until March 31, 2010, to comply.  In addition, non-compliant tank owners will have an additional two years beyond the extended deadline to either remove their tanks or complete the compliance upgrades to double walled tanks by either replacing or relining the tanks.  This means that the Company’s petroleum contracting business, at least in the State of Florida, will continue to be active from the Florida mandate at least through 2012.  In addition, the Company believes that it will be active in servicing existing tank owners with upgrades relating to fuel dispensers, petroleum product spills and construction related to service stations and state and local municipalities fueling depots.  These services would be unrelated to the Florida mandate.

The Company expects its petroleum contracting business to be active in other states that have yet to impose mandates similar to the Florida mandate, as discussed below.

The Company is already planning its geographic expansion into other states that have yet to impose their own mandates.  The Company expects most, if not all, states to eventually impose their own mandates.  As part of this expansion effort, the Company has identified several southeastern states that are currently working on their environmental cleanup of petroleum sites.  We intend to expand into those states as they announce their state mandates. The Company is currently in the process of becoming a licensed petroleum and general contractor in the State of Georgia.

Regulation of underground petroleum storage tanks began in the early 1980s with the recognition that Florida’s groundwater, which provides 90% of the state’s needs, was at risk of becoming contaminated. In 1982, petroleum contamination from a leaking underground petroleum storage tank was documented in a well field for the City of Bellevue, Florida drinking water. The legislative response to the problem was the passage of the Water Quality Assurance Act of 1983.  Generally, the act provided for:

• Prohibition against petroleum discharges;
• Required cleanup of petroleum discharges;
• State mandated cleanup if not done expeditiously;
• Strict liability for petroleum contamination; and
• Required tank inspections and monitoring.

Due to a shortage of new in-ground petroleum tanks, there is currently a significant lead time for the delivery of new 2009 compliant tanks.  All indications are that this lead time will increase as the deadline gets closer.  This creates incentive for the petroleum tank owners to commit to an upgrade today.

The Company offers an alternative to full tank replacement by utilizing the Xerxes secondary containment system. This system provides an alternative to full tank replacement.  By utilizing the existing tank, we can save significant time and money in comparison to a traditional tank replacement.

The Xerxes system allows an owner to leave the existing tank in the ground and create a tank inside the existing tank that meets the compliance requirements. The existing tank is cleaned fully and checked for leaks. If leaks are found, they are repaired with new welds. A coating of porcelain-like fiberglass coating is sprayed on the inside of the tank. Two new corrosion resistant walls are then applied using Parabeam®, a special 3 dimensional glass fabric. The Parabeam® is then cured creating a space to which a second coat is then added. The space between the new inner and outer walls provides continuous leak detection by attaching a float like device in the bottom of the tank to detect a leak before it can penetrate the second wall and contaminate the surrounding area.

We have entered into an agreement with Tank Tech, Inc., (“Tank Tech”) under which we have the right to use its proprietary method of relining existing underground storage tanks. This method is licensed to Tank Tech by ZCL/Xerxes Composites, Inc. and is specific only to Florida government petroleum storage facilities that are contracted to be relined instead of replaced. Our agreement with Tank Tech, which expires on May 31, 2010, requires us to prepare the construction site in advance of Tank Tech’s crews beginning the relining process in accordance with a schedule agreed upon by Tank Tech and the Company. We are required to collect funds and pay Tank Tech in accordance with each contract as well as provide insurance for job site liabilities. We are the primary obligor of each contract and the revenues are accounted for as follows:  the gross amount of the contract is collected by the Company and posted to the Company’s financial statements as contract revenues, while payment is made to Tank Tech and posted in cost of goods sold under that job specific contract.

The Company has been awarded government contracts relating to fueling compliance upgrades in accordance with the State of Florida mandate of existing tanks both underground or above ground. These contracts included replacement and relining of tanks, new construction of municipalities fueling operations or construction of municipal buildings. We obtain a package that outlines the detailed specification of the contract in a request for proposal (“RFP”). This RFP contains performance standards, scope of work, schedule of values and bonding requirements. We are required to post a completion bond typically in the range of 30% of the contract value and are required by a third party bonding company to purchase an insurance policy for the remaining 70%. This premium is typically 2% of the contract value.

Each of these contracts requires a competitive bidding process.  After we estimate our costs and receive bids from unrelated subcontractors, we submit our bid. The contract is awarded to the lowest bidder. When we are successful, we are required to show proof of bonding to the municipality.

Upon successful completion of the contract, the completion bond is returned to us with interest.

Currently, the Company is licensed to work only in the state of Florida for petroleum contracts.

Commercial/Retail Construction (15%)

Surge, as a full service general contractor, provides design/build and construction services for commercial, industrial and retail customers throughout Florida.  Surge provides construction management services for all types of customers who require new construction as well as tenant improvements. Surge oversees the actual construction process and provides the following:

•	Managing the sub-contractor bidding process and subsequent contracting
•	Constructions permit processing and buildings code compliance
•	Design structure and plans
•	Erection of building, landscaping and final inspection with local authorities

In addition, for Surge’s new construction customers, Surge’s services allow the customer to contract with Surge to complete the entire project utilizing both its petroleum and general contracting license where needed. Many competitors sub-contract the petroleum  portion of their project to third parties whereas Surge can replace or reline tanks and also assist in renovations to existing retail or government support facilities such as convenience store renovation, municipal maintenance facilities or full service marines where fuel services are available. Our construction model has provided a dynamic synergy with our petroleum markets by providing our clients with this turnkey (single source) solution for retail and wholesale petroleum storage facilities. The Company is currently licensed to work only in the state of Florida.

The Company’s subsidiary, Surge Solutions Group, Inc., maintains a Website at http:// www.surgesolutionsgroup.com.

Our principal executive offices are located at 8120 Belvedere Road, Suite 4, West Palm Beach, Florida 33411. Our telephone number is (561) 333-3600.  The information contained on our website is not part of this prospectus.

THE OFFERING

The selling shareholders are registering for resale 7,096,557 shares of our common stock, which they currently own.

Price per share offered	$0.50

Securities offered by selling shareholders	7,096,557 shares

Common stock outstanding before the offering	34,687,630 shares

Common stock to be outstanding after the offering	34,687,630 shares

FORWARD-LOOKING STATEMENTS

In this prospectus, we include some forward-looking statements that involve substantial risks and uncertainties and other factors which may cause our operational and financial activity and results to differ from those expressed or implied by these forward-looking statements. In many cases, you can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and “continue,” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information.

You should not place undue reliance on these forward-looking statements. The sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Plan of Operations”, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks actually occur, our business could be materially harmed.

Investment Risks

o     Our results of operations have not been consistent, and we may not be able to achieve profitability.

For the nine months ended September 30, 2009, we incurred a net loss of $882,066 as well as net losses of $2,437,530 and $1,633,530 for the years ended December 31, 2008 and 2007, respectively. We have continued to incur substantial losses and there are no assurances that we will become profitable in the future. Our ability to generate a profit may be difficult due to the fact that we are a young company in a highly competitive industry.

The Company’s independent auditors have included an explanatory paragraph in our financial statements for the years ended December 31, 2008 and 2007 stating that the financial statements have been prepared on the assumption that the Company will continue as a going concern and that financing uncertainties raise substantial doubt about the Company’s ability to continue as a going concern.

Our business plan is speculative and unproven and there can be no assurance that we will be successful in executing our business plan or, even if we successfully implement our business plan, that we will achieve profitability now or in the future. If we incur significant operating losses, our stock price may decline, perhaps significantly.

We cannot be sure that we will achieve profitability in fiscal 2009 or thereafter. Continuing losses may exhaust our capital resources and force us to discontinue operations or seek additional financing that will have a dilutive effect on our current shareholders.

o     Our Chief Executive Officer and principal shareholder has significant influence over our Company which could make it impossible for the public shareholders to influence the affairs of the Company.

Approximately 50% of our outstanding voting capital stock is beneficially held by Ryan Seddon, our President, Chief Executive Officer and Chairman of the Board. Although he does not hold a majority of the shares of common stock, he will effectively be able to control substantially all matters requiring approval by the shareholders of the Company, including the election of all directors and approval of significant corporate transactions. This could make it difficult for the public shareholders to influence the affairs of the Company.

o     We are dependent on key executive and management personnel,  and the loss of their services would have a material impact on our business.

Our performance and success is substantially dependent on the continued services and on the performance of our executive officers and other key employees, some of whom have worked together for a limited period of time.  We are dependent on attracting, retaining and motivating certain highly qualified personnel.  We currently have employment agreements with our Chief Executive Officer and Chief Financial Officer.  Our Chief Executive Officer possesses comprehensive knowledge of our industry.  While we believe our executive officers have no present plans to leave the Company or to retire in the near future, the loss of the services of their services or any of our other key executives could have a material adverse effect on our business, results of operations or financial condition. The Company currently carries a 5 million dollar key man life insurance policy on our Chief Executive Office but does not have key man insurance with respect to any other executive of the Company.

o     We are reliant on loans provided by our key executives and employees.  If we are unable to repay the loans or secure additional loans, we may have to seek debt or equity financing which may result in dilution of the shareholders’ equity interests and adversely affect the Company’s future cash commitments.

As of September 30, 2009, we were indebted to Ryan Seddon, our Chairman of the Board, Chief Executive Officer and President, for approximately $874,000.  Of this amount, $73,000 was loaned during the 12 month period ending December 31, 2008. Subsequent to September 30, 2009, Mr. Seddon loaned us an additional $125,000 of which we have repaid him $95,000.   We currently owe Mr. Seddon approximately $904,000. As of September 30, 2009, we were indebted to Ricardo Sabha, a former officer and director and current employee of the Company, for approximately $338,000.  Of this amount, approximately $81,000 was loaned to us  during the 12 month period ending December 31, 2008. Subsequent to September 30, 2009, Mr. Sabha was repaid $15,000.  We currently owe Mr. Sabha approximately $319,000. There were no loans made prior to January 1, 2008 by Mr. Seddon and Mr. Sabha. From time to time Mr. Seddon and Mr. Sabha loan funds to us for working capital purposes. These  loans are repaid periodically with interest. If Mr. Seddon, Mr. Sabha or other individuals or any financial institution  are unable to make loans to the Company, we may have to seek debt and/or equity funding from third parties. Assuming such loans are available to the Company, we may have to accept terms and conditions that are not advantageous to the Company or its stockholders and could result in a significant/substantial dilution in the equity interests of the Company’s current stockholders and/or increase the Company’s liabilities and future cash commitments.

o     The credit and securities markets have exhibited extreme volatility and disruption throughout 2008 and 2009. In light of this continuing volatility, the Company’s reliance on its line of credit for a significant portion of its cash requirements could adversely affect the Company’s liquidity and cash flow.

In November of 2007, a financial institution extended the Company a line of credit in the amount of $750,000. In November of 2008, with a balance due of $745,000, the Company converted the line of credit to a term loan that required monthly interest payments at the Prime Rate plus 1.5% until December 3, 2008.  Thereafter, the Company was required to make monthly principal and interest payments of $35,000 with the first payment due on January 3, 2009.

On June 3, 2009, the financial institution extended the maturity date of the loan to December 3, 2009 at the Prime Rate plus 2% (but not less than 5%).  The loan extension continues to require the Company to make monthly principal and interest payments of $35,000. As of September 30, 2009, the outstanding principal balance was approximately $453,000, The current outstanding balance is approximately $387,000.  The inability of the Company to negotiate an additional extension of the loan or, continue to make monthly principal and payments on the loan, or the unwillingness of another financial institution to offer the Company a replacement credit facility, could have a material adverse affect on the Company’s liquidity position and cash flow. This credit line is collateralized with a blanket lien on the business assets of the Company and a personal guarantee of one shareholder.

o     Our operating results may fluctuate.

We may experience fluctuations in our operating results.  Fluctuations in our operating results may be caused by many factors including, but not limited to, the following:

•	our ability to successfully market our services;
•	the timing of entry into new business areas;
•	competition and pricing in our industry;
•	reduction in demand for our services;
•	our ability to attract and retain strategic partners;
•	the degree and rate of growth of the markets in which we compete and the accompanying demand for our services;
•	our ability to expand our internal and external sales forces;
•	our ability to attract and retain key personnel;
•	general economic conditions; and
•	change in government regulations
as a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of our future performance.

o     We must effectively manage the growth of our operations, or our results of operations will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process. If funding is available, we may increase the scope of our operations by expanding into new geographic markets. Implementing our business plan will require significant additional funding and resources. If we are successful in growing our operations, we will need to hire additional employees and make significant capital investments. As we continue to grow our operations, it may place a significant strain on our management and our resources. As a result of our recent growth and any continued growth, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. Any failure to manage any of the foregoing areas efficiently and effectively could cause our results of operations to suffer.

o     We are highly leveraged, which could result in the need for refinancing or new capital.

Mr. Seddon and Mr. Sabha have provided loans to the Company pursuant to various promissory notes, currently in the total approximate amount of $1,223,000.  We also have a promissory note payable to a financial institution in the approximate amount of $387,000, and a term note payable to an affiliated third party in the approximate amount of $1,239,000.  We also owe approximately $214,000 in amortizing notes to various lenders for the purchase of the Company’s vehicles.   Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash in the future will be subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

In the event our business does not generate sufficient cash flows from operations or that we will have future borrowings available under our current credit facilities in amounts sufficient to enable us to pay our indebtedness or to fund other liquidity needs we may need to raise additional funds. This may be through the sale of additional equity securities, the refinancing of all or part of our indebtedness on or before the maturity thereof, or the sale of assets. Each of these alternatives is dependent upon financial, business and other general economic factors affecting the equity and credit markets generally or our business in particular, many of which are beyond our control. Such alternatives may not be available to us, and if available may not be on satisfactory terms. While we believe that consolidated cash flow generated by our operations will provide adequate sources of long-term liquidity, a significant drop in operating cash flow resulting from economic conditions, competition or other uncertainties beyond our control could increase the need for refinancing or new capital.

o     Economic downturns in general would have a material adverse effect on the Company’s business, operating results and financial condition.

The Company’s operations may in the future experience substantial fluctuations from period to period as a consequence of general economic conditions affecting consumer spending. The Company has customers engaged in various industries.  These industries may be affected by economic factors, which may impact their ability to obtain financing for projects.  If customers have difficulty obtaining financing for projects, this may impact the Company’s ability to meet revenue and profitability goals.  Thus, any economic downturn in general would have a material adverse effect on the Company’s business, operating results and financial condition.

o     The Company’s success is dependent on market acceptance of its services.

Demand for our services is primarily driven by the underlying consumer market demand for our services.  Should the growth in demand be inhibited, our business, results of operations, and/or financial condition would be adversely affected.

o     We face competition from numerous sources and competition may increase, leading to a decline in revenues.

We compete primarily with well-established companies, many of which have greater resources than us. We believe that barriers to entry in our service segments are not significant and start-up costs are relatively low, so our competition may increase in the future. New competitors may be able to launch new businesses similar to ours, and current competitors may replicate our business model, at a relatively low cost. If competitors with significantly greater resources than ours decide to replicate our business model, they may be able to quickly gain recognition and acceptance of their business methods and products through marketing and promotion. We may not have the resources to compete effectively with current or future competitors. If we are unable to effectively compete, we will lose sales to our competitors and our revenues will decline and investors could lose all or part of their investment.

o     Compliance with environmental regulations can be expensive and noncompliance with federal and state environmental laws and regulations could result in fines or injunctions, which may result in adverse publicity and potentially significant monetary damages and fines.

Portions of our business are heavily regulated by federal, state and local environmental laws and regulations, including those promulgated by the U.S. Environmental Protection Agency. These federal, state and local environmental laws and regulations govern the discharge of hazardous materials into the air and water, as well as the handling, storage, and disposal of hazardous materials and the remediation of contaminated sites. Our businesses involve working around and with volatile, toxic and hazardous substances and other regulated substances. We may become liable under these federal, state and local laws and regulations for the improper characterization, handling or disposal of hazardous or other regulated substances. It is possible that some of our operations could become subject to an injunction which would impede or even prevent us from operating that portion of our business. Any significant environmental claim or injunction could have a material adverse effect on our financial condition. Additionally, environmental regulations and laws are constantly changing, and changes in those laws and regulations could significantly increase our compliance costs and divert our human and other resources from revenue-generating activities.

o     The failure to obtain and maintain required governmental licenses, permits and approvals could have a substantial adverse effect on our operations.

Portions of our operations, particularly our restoration, petroleum contracting, and construction services business segments, are highly regulated and subject to a variety of federal and state laws, including environmental laws which require that we obtain various licenses, permits and approvals. We must obtain and maintain various federal, state and local governmental licenses, permits and approvals in order to provide our services. We may not be successful in obtaining or maintaining any necessary license, permit or approval. Further, as we seek to expand our operations into new markets, regulatory and licensing requirements may delay our entry into new markets, or make entry into new markets cost-prohibitive. Our activities in states where necessary licenses or registrations are not available could be curtailed pending processing of an application, and we may be required to cease operating in states where we do not have valid licenses or registrations. We could also become subject to civil or criminal penalties for operating without required licenses or registrations. These costs may be substantial and may materially impair our prospects, business, financial condition and results of operations.

o    Environmental remediation operations may expose our employees and others to dangerous and potentially toxic quantities of hazardous products.

Toxic quantities of hazardous products can cause cancer and other debilitating diseases. Although we take extensive precautions to minimize worker exposure and we have not experienced any such claims from workers or other persons, there can be no assurance that, in the future, we will avoid liability to persons who contract diseases that may be related to such exposure. Such persons potentially include employees, persons occupying or visiting facilities in which contaminants are being, or have been, removed or stored, persons in surrounding areas, and persons engaged in the transportation and disposal of waste material. In addition, we are subject to general risks inherent in the construction industry. We may also be exposed to liability from the acts of our subcontractors or other contractors on a work site. Any such claims could subject us to potentially significant monetary damages. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products and services;

•	injury to our reputation;

•	costs to defend the related litigation;

•	substantial monetary awards; and

•	loss of revenue.

o    A substantial portion of our revenues are generated as a result of requirements arising under federal and state laws, regulations and programs related to protection of the environment.  If these programs were modified this could affect demand for our services.

Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for our services, particularly our insurance restoration and petroleum contracting businesses. The level of enforcement activities by federal, state and local environmental protection agencies and changes in such laws and regulations also affect the demand for such services. If the requirements of compliance with environmental laws and regulations were to be modified in the future, the demand for our services, and our business, financial condition and results of operations, could be materially adversely affected.  In addition, if federal or state compliance mandates (such as the Florida December 31, 2009 mandate) expire, then our petroleum contracting business could be adversely affected because non-compliant tank owners could go out of business, thereby reducing potential new contracts and revenue for the company, and non-compliant customers of the company could get fined by the federal or state compliance agencies (for failing to comply with the mandates), thereby adversely affecting their ability to pay us for compliance upgrades.   In general, the expiration of compliance mandates would in all likelihood decrease the revenues that we expect to receive from our petroleum contracting business.

o    If the Company fails to maintain adequate insurance, our financial results could be negatively impacted.

We carry standard general liability insurance in amounts determined to be reasonable by our management. Although we believe we are adequately insured, if we fail to adequately assess our insurance needs or if a significant amount of claims are made by workers or others, the amount of such insurance may not be adequate to cover all liabilities that we may incur. We intend to expand our insurance coverage as our sales grow. Insurance coverage is, however, increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.

o    We are partially dependent on a national tank reline firm in connection with our in service tank upgrade business.

The Company has a working relationship with a national petroleum tank remediation firm (“Tank Tech”) which provides the Company with access to a significant number of potential tank reline/upgrade opportunities in the State of Florida. This relationship could also provide the Company opportunities to expand outside of Florida into other states. If Tank Tech should cease supplying us with access to potential tank reline/upgrade opportunities, if the relationship deteriorated, or if TankTech should encounter technical, operating or financial difficulties of its own, it could delay shipment of products and  harm customer relations.

Risks Related to This Offering

o   We have a history of losses and may not be able to achieve or sustain profitability.

The Company has not been profitable since the year ended December 31, 2006 and has incurred losses of $2,437,530 and $1,633,530 for the years ended December 31, 2008 and 2007, respectively as well as losses for the nine months ended September 30, 2009 of $882,066. The Company does not currently have the financial resources to continue to incur losses and may need additional funds in the future. If we are unable to obtain additional funds or financing and key executives are unable to make advances to the Company, the Company could face economic conditions that will cause it to cease operations. If this were to occur, investors in the Company’s common stock could lose their entire investment.

o    If we raise additional funds by selling additional shares of our capital stock, the ownership interests of our shareholders will be diluted.

Our Amended and Restated Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, par value $0.001 per share, of which 34,687,630 shares are issued and outstanding. The future issuance of additional shares of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock and/or warrants to purchase our stock for future services or other corporate actions may have the effect of diluting the value of the shares held by our shareholders, and might have an adverse effect on any trading market for our common stock.

o   Our common stock trades on the Pink Sheets electronic quotation system and an active trading market may never develop or if developed may not be sustained, and you may not be able to resell your shares at or above the initial public offering price.

The Company’s common stock currently trades on the Pink Sheets electronic quotation system under the symbol “SSGI.PK”. The Pink Sheets is a decentralized market regulated by the Financial Industry Regulatory Authority (FINRA) in which securities are traded via an electronic quotation system.   An active trading market depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which the Company does not have control. Accordingly if an active and liquid trading market for our common stock does not develop or that, if developed, does not continue it will adversely affect the market price of the Company’s common stock. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company’s operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to proprietary rights, adoption of new government regulations, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations. These types of broad market fluctuations may adversely affect the market price of the Company’s common stock. See Risk Factor “Our stock price may be highly volatile” below.

o   Our shares of common stock are thinly traded, so shareholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock has from time to time been “thinly-traded”, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours, or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  A broader or more active public trading market for our common stock may never develop and if developed may not be sustained. The failure of an active and liquid trading market to develop would likely have a material adverse effect on the value of our common stock.

o   Our common stock will be subject to “penny stock” rules which may be detrimental to investors.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. The securities will become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of purchasers in this offering to sell the common stock offered hereby in the secondary market.

  o   Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Sales of a substantial number of shares of common stock in the public market after this offering could materially adversely affect the market price of the common stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

o   We do not anticipate paying any dividends.

No dividends have been paid on the common stock of the Company. The Company does not intend to pay dividends (cash or otherwise) on its common stock in the foreseeable future, and anticipates that profits, if any, received from operations will be devoted to the Company’s future operations. Any decision to pay dividends in the future will depend upon the Company’s profitability at the time, cash available and other relevant factors. Consequently, you should not rely on dividends in order to receive a return on your investment.

o   Our stock price may be highly volatile.

The market price of our common stock, like that of many other solutions companies, has been highly volatile and may continue to be so in the future due to a wide variety of factors, including:

•	our quarterly operating results and performance;
•	litigation and government proceedings;
•	adverse legislation;
•	changes in government regulations;
•	economic and other external factors; and
•	general market conditions.

o   We may not be successful having our common stock quoted on the OTC Bulletin Board and even if we are successful a trading market may not develop making it difficult for an investor to sell our common stock.

In order to have our common stock quoted on the OTCBB, we will need to first have this Registration Statement declared effective; then engage a market maker, who will file a Form 15c2-11 with the Financial Industry Regulatory Authority (“FINRA”); and clear FINRA comments to obtain a trading symbol on the OTCBB. Assuming we clear SEC comments and assuming we clear FINRA comments, we anticipate receiving a trading symbol and having our shares of common stock quoted on the OTCBB in approximately one (1) to two (2) months after the effectiveness of this Registration Statement. We may not be successful in having our common stock quoted the OTC Bulletin Board.  Even if we are successful and  a quotation is obtained, the OTC Bulletin Board are often characterized by low trading  volumes,  and  price  volatility,  which may make it  difficult  for an investor to sell our common stock on acceptable  terms.  If trades in our common stock are not quoted on the OTC Bulletin Board, it may be very difficult for an investor to find a buyer for their shares in our Company. It will also be difficult for us to raise capital and we could be forced to curtail or abandon our business operations, and as a result, the value of our common stock could become worthless.

USE OF PROCEEDS

The shares of common stock being offered hereby are for the account of the selling shareholders.  Accordingly, we will not receive any of the proceeds from the resale of shares of common stock by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our common stock has been publically traded on the Pink Sheets electronic quotation system under the symbol “SSGI” since February 2008. Before then, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by Pink Sheets:

	High	Low

1 st Quarter 2008	$1.87	$0.53

2 nd Quarter 2008	$1.55	$1.05

3 rd Quarter 2008	$1.40	$1.05

4 th Quarter 2008	$1.20	$0.37

1 st Quarter 2009	$0.80	$0.35

2 nd Quarter 2009	$0.80	$0.25

3rd Quarter 2009	$0.51	$0.43

As of November 18, 2009, the closing price of our common stock as reported by Pink Sheets was $0.50 per share.

DILUTION

Since this offering is being made solely by the selling shareholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially currently owned and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.

The following table provides, information regarding the current beneficial ownership of our common stock held by each of the selling shareholders, including:

1. The number of shares owned by each shareholder prior to this offering;

2. The total number of shares that are to be offered by each shareholder;

3. The total number of shares that will be owned by each selling shareholder upon completion of this offering;

4. The percentage owned by each selling shareholder upon completion of this offering; and

5. The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock.

The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 34,687,630 shares currently outstanding:

			Shares of
			Common	Percent of
			Stock	Common
			Owned	Stock
			Following	Owned
			the	following
			Offering	the Offering
			Assuming	assuming
		Shares of	all the	all the
	Shares of	Common	Shares	shares
	Common	Stock to	being	being
	Stock	be	Registered	Registered
	Owned	Registered	are sold	are sold

Thomas W. Adams	20,000	15,000	5,000	0.014414%

John Allen	658,000	493,500	164,500	0.474232%

William C. Armor	116,000	87,000	29,000	0.083603%

Ryan D. Aubert	50,000	37,500	12,500	0.036036%

Victor P. Bannon	10,000	7,500	2,500	0.007207%

Lee Palmer Bearsch	200,000	150,000	50,000	0.144144%

Cindy Bell	6,000	4,500	1,500	0.004324%

BFS Services (9)	20,000	15,000	5,000	0.014414%

Brad Brooks	273,000	204,750	68,250	0.196756%

Agatha Gabriela Cailide	30,000	22,500	7,500	0.021622%

Philip L. Cook	40,000	30,000	10,000	0.028829%

M. G. Crain	12,500	9,375	3,125	0.009009%

H. Dodd Crutcher	100,000	75,000	25,000	0.072072%

Chris Dollar	15,000	11,250	3,750	0.010811%

Daniel S. Dykes	100,000	75,000	25,000	0.072072%

Jack Edmonds	16,000	12,000	4,000	0.011531%

William Esping (1)	1,466,666	146,667	1,319,999	3.805389%

FCC C/F Sharon Laminack	30,000	22,500	7,500	0.021622%

Michael T. Ferris	20,000	15,000	5,000	0.014414%

Brian Flanagan	50,000	37,500	12,500	0.036036%

Gerry Geddes	50,000	37,500	12,500	0.036036%

Telese Gray	20,000	15,000	5,000	0.014414%

Bradley Hickman	733,334	550,000	183,334	0.528528%

IRA Plus Southwest FBO Ella Oliver (10)	18,000	13,500	4,500	0.012973%

IRA Plus Southwest FBO Walter Parker (10)	20,000	15,000	5,000	0.014414%

Harvey Kaye	12,500	9,375	3,125	0.009009%

Helen Kaye	12,500	9,375	3,125	0.009009%

Andrew Konen	50,000	37,500	12,500	0.036036%

Brenda Kostohryz	333,334	250,000	83,334	0.240241%

Joel Lebovitz	83,334	62,500	20,834	0.060062%

Earnest Kent Lindsey	50,000	37,500	12,500	0.036036%

Laurie Michele Markum	10,000	7,500	2,500	0.007207%

Ralph E. Mayo	50,000	37,500	12,500	0.036036%

Mark McConnell	20,000	15,000	5,000	0.014414%

Erik Menegay	10,000	7,500	2,500	0.007207%

John Miller	187,500	140,625	46,875	0.135135%

Robert Miller	18,520	13,890	4,630	0.013348%

Oppenheimer & Co. Federico Pier IRA (2) (8)	80,000	60,000	20,000	0.057657%

H. Winfield Padgett Jr.	280,000	210,000	70,000	0.201801%

Charles Pero	200,000	150,000	50,000	0.144144%

Pershing LLC c/f Camilla M. Bannon IRA (8)	4,000	3,000	1,000	0.002883%

Pershing LLC c/f James E. Kennedy (8)	80,000	60,000	20,000	0.057657%

Pershing LLC c/f James Foitek SEP (8)	20,000	15,000	5,000	0.014414%

Pershing LLC c/f Julie Geddes IRA (8)	33,334	25,000	8,334	0.024026%

Pershing LLC c/f Lee J. Morrison IRA (8)	100,000	75,000	25,000	0.072072%

Pershing LLC c/f Randy Wicker IRA (8)	20,000	15,000	5,000	0.014414%

Pershing LLC c/f Rusty T. McDowell IRA (8)	33,334	25,000	8,334	0.024026%

Pershing LLC c/f Samuel A. Rodgers IRA (8)	50,000	37,500	12,500	0.036036%

Pershing LLC c/f Victor Bannon IRA (8)	66,000	49,500	16,500	0.047567%

Pershing LLC c/f William P. Adams IRA (8)	20,000	15,000	5,000	0.014414%

Federico Pier (2)	145,000	14,500	130,500	0.376215%

Sam Rodgers	6,667	5,000	1,667	0.004805%

Ricardo Sabha (3)	1,485,000	148,500	1,336,500	3.852959%

Ryan Seddon (4)	17,215,000	1,721,500	15,493,500	44.665779%

Donald P. Simek	100,000	75,000	25,000	0.072072%

Richard & Rhonda Sinz	20,000	15,000	5,000	0.014414%

Andrew B. Small IV	100,000	75,000	25,000	0.072072%

Marilyn M. Smith	100,000	75,000	25,000	0.072072%

Wade C. Smith	100,000	75,000	25,000	0.072072%

Henry LaVaugh Stoll	25,000	18,750	6,250	0.018018%

Barbara Taylor TTEE Barbara Taylor (10)	10,000	7,500	2,500	0.007207%

Carol Touchstone	100,000	75,000	25,000	0.072072%

Gifford Touchstone	100,000	75,000	25,000	0.072072%

Underground Tank Partners (5)	6,000,000	600,000	5,400,000	15.567509%

Dan Vannest	16,667	12,500	4,167	0.012012%

Eric Vatterott	30,000	22,500	7,500	0.021622%

Keith & Laura Webb Jt. Ten	114,000	85,500	28,500	0.082162%

Stephen K. Westervelt	20,000	15,000	5,000	0.014414%

Steven Williams	25,000	18,750	6,250	0.018018%

Peter Wilson (6)	1,500,000	150,000	1,350,000	3.891877%

Michael Yurkowski (7)	795,000	79,500	715,500	2.062695%

William Yurkowsky, Jr. TTEE Wm. Yurkowsky Trust (7) (10)	40,000	4,000	36,000	0.103783%

Gary Zimpelman	93,000	69,750	23,250	0.067027%

John Zogg	250,000	187,500	62,500	0.180180%

	34,289,190	7,096,557	27,192,633	0.7839288

(1)
Mr. Esping is a partner with one of our directors, Robert Grammen, in Alpina Lending, LP, a lender to the Company.  Alpina   Lending, LP, leases office space to Trenchant Asset Manager, which is co-owned by Peter Wilson and Michael Yurkowsky, a  director of the Company.  Mr. Esping is an affiliate of the Company.

(2)	Mr. Pier is a director of the Company.
(3)	Mr. Sabha is an employee of the Company, and a former officer and director of the Company.
(4)	Mr. Seddon is the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Seddon is an affiliate of the Company.
(5)	Mr. Esping has sole voting and investment control over the securities held by Underground Tank Partners. In addition, Mr. Grammen, one of our directors, owns 16.67% of Underground Tank Partners.
(6)
Mr. Wilson is a co-owner of Trenchant Asset Manager, which is also co-owned by Mr. Yurkowsky, a director of the Company.  Mr. Wilson is an affiliate of the Company.  Mr. Wilson is also a registered broker with Titan Securities, a broker-dealer located in Dallas, Texas.

(7)	Mr. Yurkowsky is a director and affiliate of the Company, and a co-owner of Trenchant Asset Manager.
(8)	The named account beneficiary of the individual retirement account (IRA) has sole voting and investment control over the securities held by the third party record owner of the account.
(9)	Jerry Foitek is President of BFS services and has sole voting and investment control over the securities held by BFS Services.
(10)	The trustee has sole voting and investment control over the securities held in trust for the beneficiary.

Except as set forth in the footnotes above or elsewhere in this prospectus, to our knowledge, none of the selling shareholders (i) has had a material relationship with the Company, other than as a shareholder as noted above, at any time within the past three (3) years, (ii) has ever been an officer or director of the Company, or (iii) is a broker-dealer or affiliated with a broker-dealer.

Please see Item 15 “Recent Sales of Unregistered Securities” for a more detailed description of the transactions whereby the securities of the selling shareholders were acquired.

Penny Stock Rules

Due to the offering price of our common stock, as well as the fact that we do not expect to be listed on a national securities exchange registered with the SEC, our stock may be characterized as “penny stock” under applicable securities regulations unless we can maintain a minimum net worth of $5 million. If our stock is characterized as a penny stock, our stock would be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. The broker or dealer proposing to effect a transaction in a penny stock must furnish his customer a document containing information prescribed by the SEC and obtain from the customer an executed acknowledgment of receipt of that document. The broker or dealer must also provide the customer with pricing information regarding the security prior to the transaction and with the written confirmation of the transaction. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction and with the written confirmation of the trade. The broker or dealer must also send an account statement to each customer for which he has executed a transaction in a penny stock each month in which such security is held for the customer’s account. The existence of these rules may have an effect on the price of our stock, and the willingness of certain brokers to effect transactions in our stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in the following transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•
sales pursuant to Rule 144 (provided, however, that no sales pursuant to Rule 144 will be available until one year following the Company’s initial filing of the registration statement of which this prospectus is a part, which was made on July 17, 2009);

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Company has not been notified, by any selling shareholder nor has knowledge of any selling shareholder who intends to take any short position prior to the effective date of the registration statement.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations there under, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock under this prospectus, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any; and provided, further, however, that pursuant to the 2007 Share Exchange Agreement, Trenchant Capital, Ltd. has agreed to pay or reimburse the Company for all of its expenses in connection with this registration statement.  We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Our currently authorized capital consists of 100,000,000 shares of common stock, $0.001 par value per share, of which 34,687,630 shares were issued and outstanding. The following description is a summary of our Amended and Restated Articles of Incorporation and By-laws, as currently in effect, and filed as exhibits to the registration statement.

On December 18, 2007, the Company, Surge, Ryan Seddon, Michael Yurkowsky and Peter Wilson entered into a Share Exchange Agreement pursuant to which the Company purchased all of the shares of Surge’s common stock in a one share for one share exchange (the “2007 Share Exchange Agreement”). The 2007 Share Exchange Agreement was authorized by a written consent of the board or directors of the Company and the majority of shareholders of the Company.  Pursuant to the terms of the 2007 Share Exchange Agreement, on or around January 15, 2008, the Company affected a 35 to 1 reverse stock split with the Company’s outstanding shares being reduced from 14,587,370 to 416,782.  Additionally, pursuant to the 2007 Share Exchange Agreement and the closing of the transactions contemplated thereby, on or around February 22, 2008, the Company issued 33,025,000 shares of its common stock to the shareholders of Surge in exchange for 33,025,000 shares of Surge representing 100% of Surge’s outstanding shares of common stock.  As a result of the closing of the transactions contemplated by the 2007 Share Exchange Agreement, Surge became a 100% subsidiary of the Company and its sole operating company.

COMMON STOCK

Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our Amended and Restated Articles of Incorporation.

Holders of common stock are entitled to receive dividends as and when declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro-rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

COMMON STOCK PURCHASE WARRANTS

We currently have outstanding common stock purchase warrants to purchase an aggregate of 3,477,553 shares of our common stock at exercise prices ranging from $0.25 per share to $1.00 per share. These warrants expire between June 2011 and April 2019. The exercise price of the warrants is subject to pro-rata adjustment in the event of stock splits, recapitalizations and similar corporate events.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our common stock is Interwest Transfer Company, Inc., located at 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, and its telephone number is:  (801) 272-9294.

INTERESTS OF NAMED EXPERTS AND COUNSEL

An “expert” is a person who is named as preparing or certifying all or part of our registration statement or a report or valuation for use in connection with the registration statement. “Counsel” is any counsel named in the prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities. No named expert or counsel referred to in the prospectus has any interest in the Company. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the Company or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, the Company.

Experts

Our audited financial statements for the period from January 1, 2007 to December 31, 2008 included in this prospectus have been audited by Mallah Furman, Certified Public Accountants, as set forth in their report included in this prospectus.

Counsel

The legal opinion rendered by Block & Garden, LLP, 5949 Sherry Lane, Suite 900, Dallas, Texas 75225 regarding the common stock of the Company registered on Form S-1 is as set forth in their opinion letter dated November 20, 2009, included in this registration statement.

DESCRIPTION OF BUSINESS

SSGI, Inc. was incorporated in Florida on July 7, 1997, under the name All Product Distribution Corp.  On July 29, 1998, the company changed its name to Phage Therapeutics International, Inc. (“Phage”).  On November 16, 2007, the Company changed its name from Phage to SSGI, Inc (“SSGI” or the “Company”).  SSGI is a holding company for our sole operating entity and wholly owned subsidiary, Surge Solutions Group, Inc. (“Surge”).  Surge was incorporated in Florida on November 26, 2001. On March 30, 2007, Surge changed its name from Surge Restoration, Inc. to Surge Solutions Group, Inc.

On December 18, 2007, the Company, Surge, Ryan Seddon, Michael Yurkowsky and Peter Wilson entered into the 2007 Share Exchange Agreement pursuant to which the Company purchased all of the shares of Surge’s common stock in a one share for one share exchange (the “Agreement”).  The 2007 Share Exchange Agreement was authorized by a written consent of the board or directors of the Company and the majority of shareholders of the Company.  Pursuant to the terms of the 2007 Share Exchange Agreement, on or around January 15, 2008, the Company effected a 35 to 1 reverse stock split with the Company’s outstanding shares being reduced from 14,587,370 to 416,782.  Also pursuant to the 2007 Share Exchange Agreement, the Company changed its name on November 16, 2007 from Phage Therapeutics International, Inc. to SSGI, Inc.  Additionally, pursuant to the 2007 Share Exchange Agreement and the closing of the transactions contemplated thereby, on or around February 22, 2008, the Company issued 33,025,000 shares of its common stock to the shareholders of Surge in exchange for 33,025,000 shares of Surge representing 100% of Surge’s outstanding shares of common stock.  As a result of the closing of the transactions contemplated by the 2007 Share Exchange Agreement, Surge became a 100% subsidiary of the Company and its sole operating company.

Industry Background

Insurance Restoration

The insurance industry is driven by number of claims.  Homeowners file claims and niche contractors like Surge work with the insurance company to formulate the estimate and assist the homeowner with coverage questions and policy translation.  Once the insurance company and the contractor have agreed upon the price, the contractor performs the work to restore the home or business to “pre-loss” condition.  The landscape of the insurance industry as a whole has been through many changes in Florida over the past 10 years.  Vendor programs allow the insurance company to align themselves with reputable contractors that utilize proprietary software programs to estimate a given loss using agreed upon pricing between the insurance company and the contractor.  As Florida experienced hurricanes in 2004 and 2005, many insurance companies were overwhelmed financially and otherwise, thus either went out of business, were forced into receivership by the state, or pulled out of Florida to limit liability.  This required financial reorganization by most firms and vendor programs were in transition for most of 2006 and 2007.  Now that Florida has been without hurricanes for almost two years, insurance companies are healthier and better prepared for emergency response in the future.  Surge continues to align its self with reputable insurance companies to perform emergency water extraction, fire restoration, mold remediation and general reconstruction.

Replacement of Underground and Above ground storage tanks, Piping and Accessories/Petroleum Contamination Cleanup to meet compliance mandates

The petroleum industry includes all retail gas station facilities, government petroleum facilities, industrial manufacturers, and any other business that stores gasoline products. The industry includes both underground and aboveground applications.  Upgrades began across the country almost 17 years ago.  The principal is that single walled storage tanks, if breached, will leak contamination in to the ground and eventually contaminate the water supply.  In order to be in compliance in Florida, all single walled components of any fueling facility (i.e. tanks, product piping, and fill locations) need to be replaced with double wall systems.  These systems provide two layers of protection. If the primary layer is breached, a monitoring system will alert the technician that a breach has occurred and instead of leaking contamination into our ground water, the secondary will capture the fuel until the repair can be made.  Mandates come from the Environmental Protection Agency and individual state governments. According to the EPA and DEP, Florida and California have been the first two states to set firm completion dates for compliance upgrades and other states are seeking similar initiatives.   In Florida, Surge estimates that there are thousands of stations still out of compliance and a limited number of specialty contractors to fulfill the need.

Commercial/Retail construction

Commercial/retail construction encompasses Surge as a construction management firm with the ability to build all types of commercial, industrial, and residential structures.  The construction industry as a whole has been affected by the economic downturn, specifically in the residential home market.  In 2009/2010, Surge hopes to continue growth in this market through certain synergies between our petroleum contracting and commercial markets.

Our Business

The Company is a multi disciplined solutions company specializing in three specific markets of general construction including; insurance restoration, petroleum contracting, installation services for large scale national home improvement chain, and new construction.

Services

Insurance Restoration

Surge has been in the insurance restoration business since its inception in 2001, which was initially the core of the Surge business model. Surge is a preferred contractor for insurance companies.  As a preferred vendor, Surge is qualified for residential, commercial and industrial projects.  Surge has been successful in the insurance restoration arena due to its unique ability to offer the insured, adjuster and carrier one single source for mold remediation, flood mitigation, fire restoration, emergency services, contents cleaning and inventory compilation services.  Surge also utilizes “in-house” crews to perform specialized remediation and restoration services that we believe gives Surge’s clients a more competitive price and superior quality of work.  Surge, through its well developed infrastructure and geographic diversity, has the ability to cover most of the State of Florida which is a key factor that insurance companies look for in Florida contractors.

Petroleum Contracting

Petroleum upgrade replacements involve the removal & replacement of obsolete single walled tanks and piping and the related clean up on any petroleum dispensing and or storage sites, i.e. gas stations, factories, citrus farms and multi faceted industrial facilities.

Currently Florida legislature has imposed a December 31, 2009 deadline for the mandate.  According to information obtained from the state of Florida DEP this leaves thousands of sites in the state of Florida needing some level of compliance upgrade over the next ten months in order to comply with the mandate

Regulation of underground petroleum storage tanks began in the early 1980s with the recognition that Florida’s groundwater, which provides 90% of the state’s needs, was at risk of becoming contaminated. In 1982, petroleum contamination from a leaking underground petroleum storage tank was documented in a well field for the City of Bellevue, in Marion County drinking water, 70% of the state’s industrial water and 50% of its agricultural water. The legislative response to the problem was the passage of the Water Quality Assurance Act of 1983.  Generally, the act provided for:

• Prohibition against petroleum discharges;
• Required cleanup of petroleum discharges;
• State mandated cleanup if not done expeditiously;
• Strict liability for petroleum contamination; and
• Required tank inspections and monitoring.

Due to a shortage of new underground petroleum tanks, there is currently a significant lead time for the delivery of the new 2009 compliant tanks.  All indications are that this lead time is sure to increase as the deadline gets closer.  This creates incentive for the petroleum tank owners to commit to an upgrade today.

Management believes that Surge has a competitive advantage with the compliance upgrades by utilizing Xerxes secondary containment system to provide an alternative to full tank replacement.  By utilizing the existing tank we can save significant time and money in comparison to a traditional tank replacement.

Commercial/Retail Construction

Surge, as a full service general contractor, provides design/build and construction services for commercial, industrial and retail customers throughout the State of Florida.  Our construction model has provided a dynamic synergy with our petroleum markets by providing the client with a single source “turnkey” solution for retail and wholesale petroleum storage facilities.

Customers

 As noted in our audited financial statements for the years ended December 31, 2008 and 2007, we were dependant on two major customers during 2008 and 2007, which contributed over 10% of our revenues (on a combined basis) for those two years.  For the year ended December 31, 2008, the Company had two clients, Kravitz and Boca West, that exceed 10% of the Company’s revenue of $6.8 million and likewise for the year ended December 31, 2007, the Company had two customers, Kravitz and Baksh, that exceed 10% of the Companies revenue of $1.8 million. These clients represented 0% of the Company’s revenue for the nine months ended September 30, 2009. Because we now focus on government petroleum contracts and other businesses, as described elsewhere in this prospectus, we are no longer dependant on one or a few major customers.

The Company uses a work authorization/contract with each of its non-governmental customers, which outlines the terms and conditions of the work to be performed for the customer. The contract contains certain representations, warranties, indemnification and insurance provided by the Company as well as the contract price and terms relating to the payment of initial deposits, taxes, permit and impact fees and the timing of the progress payments. The contract also defines change orders, which are modifications to the original contract. The Company provides detailed pricing on a line item basis. The contract also contains representations by the customer as to the compaction level of the soils present for digging and excavation planning, dewatering and contamination and other obligations such as surveys and tank information.

The Company has been awarded government contracts relating to fueling compliance upgrades in accordance with the State of Florida mandate of existing tanks (both underground and above ground). These contracts include replacement and relining of tanks, new construction of municipalities fueling operations or construction of municipal buildings. We obtain a package that outlines the detailed specification of the contract in a request for proposal (“RFP”). The RFP contains performance standards, scope of work, schedule of values and bonding requirements. We are required to post a completion bond typically in the range of 30% of the contract value and are required by a third party bonding company to purchase an insurance policy for the remaining 70%. This premium is typically 2% of the contract value.

Suppliers

The Company uses various suppliers and is not dependant on any one specific supplier for any of its products. We choose to utilize Source North America Corporation to supply the majority of our piping, manholes, sensors and other construction supplies needed to complete our contracts. However, the items supplied by Source North America Corporation are readily available in the marketplace and could be obtained from a number of other suppliers.  None of our selling shareholders or affiliates is a supplier to the Company.

The costliest items we use to complete our contracts are new tanks. We primarily use Xerxes to supply these tanks for our full replacement contracts and occasionally use other suppliers, such as Hall Tank Company and Petrofuse ZP, for these tanks. There are numerous suppliers available to us, which allows for competitive pricing and prevents us from being dependant on one or a few suppliers.

Competition

Insurance Restoration

Surge has three major competitors:  Servpro, All Claims Restoration, and Service Master.  Two of our competitors are national franchise companies and the third, All Claims, is a south Florida company.  We would rank behind the national competitors due to branding and name recognition, but ahead of the local companies because of our geographic diversity and “in house” capabilities.  To compete we offer substantial depth as it relates to certifications and licensing that gives us an advantage from a credibility and qualifications stand point.  We also rely on our existing relationships and prior customer satisfaction to leverage additional business.

Petroleum Contracting

Surge has five major competitors in the Petroleum markets: Glascow, Delta Petroleum, B&M construction, MDM Services and Fueling components.  Of our major competitors we are in the top three by virtue of geographic diversity and our ability to offer “turnkey” projects by utilizing both our petroleum and general contracting divisions to single source a project from conception through completion.

Commercial/ Retail Construction

Surge has several competitors and competes primarily in the public bid market throughout Florida. In the local market, our competitors are Ocean Gate Construction, West Construction, Coastal Construction and Brooks & Fruen. Each is a private company. We generally beat large or publically held construction firms as a result of our ability to maximize office and field resources to achieve early completion. To compete we possess a significant labor, material and subcontractor data base, as well as draw from significant in house knowledge and experience on a wide variety of commercial construction projects and developments. We thoroughly evaluate each project needs and risks, means and methods, plans and specifications, look for various alternative solutions, using creative detailed estimating processes and ideas to find the best options for project completion.

Strategy

The Company’s primary objective is to achieve growth in each of our diversified markets through geographic expansion, marketing, competitive pricing, and quality of work.

Surge will continue growth in the Insurance Restoration market by continuing to align ourselves with new and re-emerging insurance companies in Florida as to expand our vendor program participation and create a larger back log of claims.  Surge plans to expand this market through a conservative national growth plan as other Surge markets move into other states.

The Surge Petroleum market will continue to see growth in Florida throughout the remainder of the mandate and into 2010.   Surge will also endeavor to develop proprietary relationships that will give us a competitive advantage in core pricing and product diversity.  Geographic expansion based on the institution of additional mandates nationally will fuel the demand and ultimate growth in this market.  Surge will also implement a service program to help sustain each market following the completion of any mandate.  This would provide residual income from an already well developed customer base in each mandated state.  Surge has also partnered with former Governor Jeb Bush and associates to assist in the procurement of public and private sector petroleum related opportunities.  In addition Surge has recently been awarded a direct vendor contract with the state of Florida where by Surge may now contract directly with government and local municipalities throughout Florida and circumvent the expensive and extensive public bid process.

The Surge strategy for our commercial retail business and other new construction is to utilize our internal synergies between our Petroleum and Construction services business which gives us a competitive advantage by offering a “turnkey” single source package to our clients.  Geographic expansion coupled with the other Surge markets will also be a key to our overall growth strategy. Due to the overall decline in the economy and new construction in Florida, Surge expects a decline in the overall demand for new construction in the short term.   With this in mind, the number of contractors will also decline, potentially giving Surge a better opportunity as the construction industry improves in the coming years.

Intellectual Property

The Company has no registered trademarks or patents.

Regulations

Our petroleum contamination cleanup services are subject to extensive regulatory supervision and licensing by the Environmental Protection Agency and various other federal, state, and local environmental authorities. These regulations directly impact the demand for the services we offer. We believe that we are in substantial compliance with all federal, state, and local regulations governing our business.

The Resource Conservation and Recovery Act is the principal federal statute governing hazardous waste generation, treatment, storage, and disposal. The Resource Conservation and Recovery Act, or the Environmental Protection Agency-approved state programs, govern any waste handling activities of substances classified as “hazardous.” Moreover, facilities that treat, store or dispose of hazardous waste must obtain a Resource Conservation and Recovery Act permit from the Environmental Protection Agency, or equivalent state agency, and must comply with certain operating, financial responsibility, and site closure requirements. Wastes are generally hazardous if they either are specifically included on a list of hazardous waste, or exhibit certain characteristics defined as hazardous, and are not specifically designated as non-hazardous. In 1984, the Resource Conservation and Recovery Act was amended to substantially expand its scope by, among other things, providing for the listing of additional wastes as “hazardous” and also for the regulation of hazardous wastes generated in lower quantities than had been previously regulated. The amendments imposed additional restrictions on land disposal of certain hazardous wastes, prescribe more stringent standards for hazardous waste and underground storage tanks, and provided for “corrective” action at or near sites of waste management units. Under the Resource Conservation and Recovery Act, liability and stringent operating requirements may be imposed on a person who is either a “generator” or a “transporter” of hazardous waste, or an “owner” or “operator” of a waste treatment, storage, or disposal facility.

Underground storage tank legislation, in particular Subtitle I of the Resource Conservation and Recovery Act, focuses on the regulation of underground storage tanks in which liquid petroleum or hazardous substances are stored and provides the regulatory setting for a portion of our business. Subtitle I of the Resource Conservation and Recovery Act requires owners of all existing underground tanks to list the age, size, type, location, and use of each tank with a designated state agency. The Environmental Protection Agency has published performance standards and financial responsibility requirements for storage tanks over a five-year period. The Resource Conservation and Recovery Act and the Environmental Protection Agency regulations also require that all new tanks be installed in such a manner as to have protection against spills, overflows, and corrosion. Subtitle I of the Resource Conservation and Recovery Act provides civil penalties of up to $27,500 per violation for each day of non-compliance with such tank requirements and $11,000 for each tank for which notification was not given or was falsified. The Resource Conservation and Recovery Act also imposes substantial monitoring obligations on parties that generate, transport, treat, store, or dispose of hazardous waste.

The Comprehensive Environmental Response Compensation and Liability Act of 1980 authorizes the Environmental Protection Agency to identify and clean-up sites where hazardous waste treatment, storage, or disposal has taken place. The Comprehensive Environmental Response Compensation and Liability Act also authorizes the Environmental Protection Agency to recover the costs of such activities, as well as damages to natural resources, from certain classes of persons specified as liable under the statute. Liability under the Comprehensive Environmental Response Compensation and Liability Act does not depend upon the existence or disposal of “hazardous waste” as defined by the Resource Conservation and Recovery Act, but can be based on the existence of any number of 700 “hazardous substances” listed by the Environmental Protection Agency, many of which can be found in household waste. The Comprehensive Environmental Response Compensation and Liability Act assigns joint and several liability for cost of clean-up and damages to natural resources to any person who, currently or at the time of disposal of a hazardous substance, by contract, agreement, or otherwise, arranged for disposal or treatment, or arranged with a transporter for transport of hazardous substances owned or possessed by such person for disposal or treatment, and to any person who accepts hazardous substances for transport to disposal or treatment facilities or sites from which there is a release or threatened release of such hazardous substances. Among other things, the Comprehensive Environmental Response Compensation and Liability Act authorizes the federal government either to clean up these sites itself or to order persons responsible for the situation to do so. The Comprehensive Environmental Response Compensation and Liability Act created a fund, financed primarily from taxes on oil and certain chemicals, to be used by the federal government to pay for these clean-up efforts. Where the federal government expends money for remedial activities, it may seek reimbursement from the potentially responsible parties. Many states have adopted their own statutes and regulations to govern investigation and clean up of, and liability for, sites contaminated with hazardous substances.

In October 1986, the Superfund Amendment and Reauthorization Act were enacted. The Superfund Amendment and Reauthorization Act increased environmental remediation activities significantly. The Superfund Amendment and Reauthorization Act imposed more stringent clean-up standards and accelerated timetables. The Superfund Amendment and Reauthorization Act also contains provisions which expanded the Environmental Protection Agency’s enforcement powers and which encourage and facilitate settlements with potentially responsible parties. We believe that, even apart from funding authorized by the Superfund Amendment and Reauthorization Act, industry and governmental entities will continue to try to resolve hazardous waste problems due to their need to comply with other statutory and regulatory requirements.

The liabilities provided by the Superfund Amendment and Reauthorization Act could, under certain circumstances, apply to a broad range of our possible activities, including the generation or transportation of hazardous substances, release of hazardous substances, designing a clean-up, removal or remedial plan and failure to achieve required clean-up standards, leakage of removed wastes while in transit or at the final storage site, and remedial operations on ground water. Such liabilities can be joint and several where other parties are involved. The Superfund Amendment and Reauthorization Act also authorize the Environmental Protection Agency to impose a lien in favor of the United States upon all real property subject to, or effected by, a remedial action for all costs that the party is liable. The Superfund Amendment and Reauthorization Act provide a responsible party with the right to bring a contribution action against other responsible parties for their allocable share of investigative and remedial costs. The Environmental Protection Agency may also bring suit for treble damages from responsible parties who unreasonably refuse to voluntarily participate in such a clean up or funding thereof.

The Oil Pollution Act of 1990, which resulted from the Exxon Valdez oil spill and the subsequent damage to Prince William Sound, established a new liability compensation scheme for oil spills from onshore and offshore facilities and requires all entities engaged in the transport and storage of petroleum to maintain a written contingency plan to react to such types of events. Under the contingency plan, the petroleum products storage or transportation company must retain an oil spill response organization and a natural resources/wildlife rehabilitator. Oil spill response organizations are certified by the United States Coast Guard and receive designations based upon the level of their capabilities. In the event of an incident, the standby oil response organization must respond by being on site with containment capability within two to six hours of notification.

Our operations are also subject to other federal laws protecting the environment, including the Clean Water Act and Toxic Substances Control Act. In addition, many states also have enacted statutes regulating the handling of hazardous substances, some of which are broader and more stringent than the federal laws and regulations.

Marketing

The Surge marketing strategy is centered on expansion through geographic and market growth utilizing our outside sales staff to form new relationships and to service existing cliental.  Surge is affiliated with many trade publications and is a member of a diverse group of associations that relate to the different markets that Surge competes in.  Surge utilizes association memberships to direct market members/potential cliental.  Surge has retained the services of former Governor Jeb Bush to assist in the procurement of public and private sector opportunities.  Surge has also retained the services of a lobbyist, Senator Jim Horne former secretary of education for the state of Florida. Through our continued training programs, our sales staff and field personal are provided with the latest technology solutions to offer our clients the most cost effective and value added products in each of our respective markets.

Pursuant to a consulting services agreement, Mr. Bush represents us as our consultant when we are seeking state, regional, local or private contracts for petroleum storage tank replacement and contamination cleanup, and assists us in devising a targeted marketing plan to seek contracts or replace non-compliant petroleum storage. If the Company is successful through the efforts of Mr. Bush, he will receive a fee based on the gross amount of the contract as well as warrants to purchase our stock at a price equal to the current market value at the time. Mr. Bush will receive one warrant for every dollar of revenue generated through contracts that he helps procure for the Company, up to a maximum of 2,000,000 warrants in total.  Mr. Bush is also entitled to receive reimbursement for expenses that he incurs on our behalf.  The agreement is for one year commencing on January 21, 2009.  To date, the Company has not paid Mr. Bush any compensation or other remuneration, nor has Mr. Bush received any warrants from the Company, under this agreement. However, the agreement with Mr. Bush has impacted our operations favorably by adding new potential contracts and business opportunities.

Mr. Horne, who is employed by Dutco Worldwide, provides lobbying services to the Company in exchange for a monthly retainer and a percentage of gross sales for which he is directly responsible for procuring.  Mr. Horne has assisted the Company in becoming an approved state vendor, and has helped to propose legislation that would streamline the process in which municipalities’ contract with vendors. His contract provides his services in two areas, government consulting and business development and marketing. The contract term is for six months from June 25, 2006 and continues monthly until Mr. Horne or we terminate the contract. He is entitled to receive a reimbursement for expenses incurred on our behalf. In September 2009, we terminated the contract with Mr. Horne.

Employees

The Company’s employees are leased through a Professional Employer Organization.  Currently, the Company had 36 full time leased employees and 1 part-time leased employee. There are no collective bargaining agreements between the Company and its employees. The Company offers its leased employees group health benefits after three months of employment and a 401K retirement program after one year of employment. The Company considers that its relationship with its leased employees is good.

In May of 2007, we entered into an employee leasing agreement with a non-affiliated professional employer organization (“PEO”). The PEO provides us with leased employees based on Worker’ Compensation Codes. The PEO provides the Company’s’ employees with worker's compensation measures, administrative services, payroll tax reporting and year end tax reports. The PEO provides benefit plans, disbursement of payroll checks and bank drafts.

The PEO agreement has a one year term beginning on its effective date and is renewable annually. Each party can terminate the agreement with 45 days notice.  On October 15, 2009, the Company exercised its rights to terminate the agreement effective December 31, 2009. The Company intends to process it payroll internally.

Employment Agreements

On April 1, 2007, Surge entered a three-year employment agreement with Mr. Ryan Seddon to serve as our Chief Executive Officer (the “Seddon Agreement”).  The Seddon Agreement extends through April 1, 2010 and originally provided for an annual base salary of $290,000 for the first year, $320,000 for the second year and $360,000 for the third year.  The Seddon Agreement also provides for a car allowance and a cash bonus equal to 50% of the prior twelve month’s base salary contingent on the Company reaching certain performance criteria.  The Seddon Agreement further provides for the annual issuance of 500,000 warrants to purchase shares of our common stock exercisable at the Company’s valuation at the time of issuance.  The Seddon agreement was amended effective August 1, 2008.  The term remains the same, but the annual base salary is reduced to $190,000 through June 30, 2009.  Effective July 1, 2009, the annual base salary will be increased to $240,000 provided that the Company has reached profitability at that time.  The revised Seddon Agreement provides for a cash bonus equal to 100% of the annual base salary but is subject to certain performance criteria.  The amendment removed the car allowance, and Mr. Seddon is provided a Company vehicle.  Mr. Seddon is entitled to participate in all benefit plans maintained by us for salaried employees. Effective for the year 2009, Mr. Seddon shall receive up to 500,000 warrants annually, exercisable at 15% discount off of the Company’s valuation at the time of issuance. The number of warrants to be issued is based on a percentage of the annual net of income of the Company. Mr. Seddon received 500,000 warrants for 2008.    The Seddon Agreement also contains a confidentiality provision and an agreement by Mr. Seddon not to compete with us upon the expiration of the Seddon Agreement.  Mr. Seddon also serves on the Board of Directors.  As a member of the Board of Directors, Mr. Seddon will receive $8,000 annually in arrears in January and 12,000 stock options annually issued with a strike price 15% less than market price at time of issuance and 5 year exercise period.

On May 18, 2009, Surge entered into a one year employment agreement with Rodger Rees to serve as our Chief Financial Officer (the “Rees Agreement”). The Rees Agreement provides for a base salary of $110,000 with a performance bonus paid annually based on the profitability of the Company. The Rees Agreement further provides for the issuance of 250,000 warrants to purchase the Company’s common stock at certain periods of continued employment from 6 months to 2 years.  Mr. Rees is entitled to participate in all benefit plans maintained by the Company for salaried employees.  The Rees Agreement also contains a confidentiality provision and an agreement by Mr. Rees not to compete with us upon its expiration.

Property

The Company does not own any real estate.

The Company leases its principal office at 8120 Belvedere Road, Suite 4, West Palm Beach, Florida 33411.  The term of the lease commenced on February 1, 2008 is for thirty (30) months.  The original monthly base rent was $2,550, increasing annually by 3.5% per year to $3,696 per month as of March 31, 2009.   There is no renewal option in the Lease.

The Company leases approximately 4445 sq. ft. warehouse space at 8010 Belvedere Road, Unit 9 and 10, West Palm Beach, Florida 33411.  The term of the lease commenced on June 16, 2008 is for twenty-four (24) months and is not renewable.  The monthly base rent is $2,963 as of March 31, 2009.  There is no renewal option in the Lease.

The Company believes that its current facilities are adequate for its needs through the next six months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company’s operations on commercially reasonable terms, although there can be no assurance in this regard. There are no written agreements.

LEGAL PROCEEDINGS

The Company is involved in various legal proceedings and claims incident to the normal conduct of its business. The Company believes that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on its financial position or results of operations.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock has been included for quotation on the Pink Sheets electronic quotation system under the symbol SSGI.PK since November 16, 2008.  Prior thereto it had been traded in the pink sheets under the symbol PTXX.OB.

The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the pink sheets electronic quotation system for the third quarter of 2009. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

	High	Low
Fiscal 2007
Fourth Quarter	$1.33	$0.60
Fiscal 2008
First Quarter	$1.87	$0.53
Second Quarter	$1.55	$1.05
Third Quarter	$1.40	$1.05
Fourth Quarter	$1.20	$0.39
Fiscal 2009
First Quarter	$0.80	$0.36
Second Quarter	$0.80	$0.35
Third Quarter	$0.51	$0.43

Number of Shareholders

There were currently 162 holders of record of our common stock. Currently there are 34,687,630 shares of common stock issued and outstanding. There are no shares of preferred stock issued or outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this Annual Report beginning on page F-1.

Overview

SSGI was incorporated in Florida on July 7, 1997 under the name All Product Distribution Corp.  On July 29, 1998, the Company changed its name to Phage Therapeutics International, Inc. (“Phage”).  On November 16, 2007, the Company changed its name from Phage to SSGI, Inc (“SSGI” or the Company).  SSGI is a holding company for our sole operating entity and wholly owned subsidiary, Surge Solutions Group, Inc. (“Surge”).  Surge was incorporated in Florida on November 26, 2001. On March 30, 2007, Surge changed its name from Surge Restoration, Inc. to Surge Solutions Group, Inc.

On December 18, 2007, the Company, Surge Solutions Group, Inc., Ryan Seddon, Michael Yurkowsky and Peter Wilson entered into a Share Exchange Agreement pursuant to which the Company purchased all of the shares of Surge Solutions Group Inc.’s common stock in a one share for one share exchange (the “2007 Share Exchange Agreement”).  The 2007 Share Exchange Agreement was authorized by a written consent of the board or directors of the Company and the majority of shareholders of the Company.  Pursuant to the terms of the 2007 Exchange Agreement, on or around January 15, 2008, the Company affected a 35 to 1 reverse stock split with the Company’s outstanding shares being reduced from 14,587,370 to 416,782.  Also pursuant to the 2007 Exchange Agreement, the Company changed its name on November 16, 2007 from Phage Therapeutics International, Inc. to SSGI, Inc.  Additionally, pursuant to the 2007 Exchange Agreement and the closing of the transactions contemplated thereby, on or around February 22, 2008 the Company issued 33,025,000 shares of its common stock to the shareholders of Surge Solutions Group, Inc. in exchange for 33,025,000 shares of Surge Solutions Group, Inc. representing 100% of Surge Solutions Group, Inc.’s outstanding shares of common stock.  As a result of the closing of the transactions contemplated by the 2007 Exchange Agreement, Surge Solutions Group, Inc. became a 100% subsidiary of the Company and its sole operating company.

The Company is a multi disciplined solutions company specializing in three specific markets of general construction including; insurance restoration, petroleum contracting and commercial construction.

For the nine months ended September 30, 2009, we incurred a net loss of $882,066 from revenues of $5,512,077. Although we incurred a net loss of $2,437,530 and $1,633,530 for the years ended December 31, 2008 and 2007, respectively, our revenues increased from $1,821,735 for the year ended December 31, 2007 to $6,802,107 for the year ended December 31, 2008.  The following table summarizes these results:

	Nine
	Months Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2009	2008	2007
	(unaudited)	(restated)	(restated)

Revenues	$5,512,077	$6,802,107	$1,821,735

Cost of Revenues & General & Administrative Expenses	$6,112,784	$9,161,595	$3,408,308

Other Income (Expenses)	$(281,359)	$(78,042)	$(46,957)

Net Loss	$(882,066)	$(2,437,530)	$(1,633,530)

Net Loss Per Common Share, Basic and Diluted	$(0.025)	$(0.072)	$(0.067)

	September 30,	December 31,
	2009	2008	2007
		(restated)	(restated)

Total Assets	$3,214,706	$1,069,126	$429,309

Total Stockholders’ Deficiency	$(1,978,842)	$(1,482,143)	$(392,180)

Retained Earnings (Accumulated Deficit)	$(5,119,376)	$(4,237,310)	$(1,799,780)

Results of Operations for the Nine Months Ended September 30, 2009 as Compared to the Nine Months Ended September 30, 2008

Revenue

The Company’s revenue of $5.51 million for the nine months ended September 30, 2009 increased $1.18 million, or 27.4%, compared to the nine months ended September 30, 2008’s revenues of $4.33 million.  This growth was primarily due to an increase in petroleum contracting and the Company’s strategic alliance with Tank Tech, Inc., that opened up the market for an alternative to full tank replacement.  Under our agreement with Tank Tech, we have the right to use its proprietary method of relining existing underground storage tanks. This method is licensed to Tank Tech by ZCL/Xerxes Composites, Inc. and is specific only to Florida government petroleum storage facilities that are contracted to be relined instead of replaced. Our agreement with Tank Tech, which expires on May 31, 2010, requires us to prepare the construction site in advance of Tank Tech’s crews beginning the relining process in accordance with a schedule agreed upon by Tank Tech and the Company. We are required to collect funds and pay Tank Tech in accordance with each contract as well as provide insurance for job site liabilities. We are the primary obligor of each contract and the revenues are accounted for as follows:  the gross amount of the contract is collected by the Company and posted to the Company’s financial statements as contract revenues, while payment is made to Tank Tech and posted in cost of goods sold under that job specific contract.  We are able to offer our customer a competitive price by leaving the existing tank in the ground, entering the tank and creating a tank within the existing tank.  We do expect this trend to continue in Florida throughout the remainder of the mandate and beyond.  The impact of the mandate will increase demand and resulting sales as the state draws closer to the mandate.

Our petroleum contracts have significantly affected our revenue growth in 2009, as our income from petroleum related contracts was approximately 89% or $4.9 million of our total revenues of $5.51 million for the nine months ended September 30, 2009 as compared to -0- revenues from petroleum related revenue for the same period last year. We do see the revenue continuing to grow in Florida through 2010 as many stations will not meet the current mandate and be forced to take their tanks out of service until financing becomes available.   Also, the Company anticipated an overall downturn in the general construction industry and devoted significant time in 2008 to changing the Company’s focus to that of petroleum contracting.

Gross Profit

Gross profit as a percentage of contract revenues earned was 13.9% or $.77 million on sales of $5.51 million for the Nine months ended September 30, 2009 as compared to negative 0.4% on sales of $4.33 million for the same period in 2008. The Company’s gross profit increased from $0.02 million to a gross profit of $0.77 million loss for the nine months ended September 30, 2008 and 2009, respectively.   This increase is due primarily to the first full quarter of operations of both private sector and municipal petroleum contracts. The Company also made a concentrated effort to reduce direct costs associated with contract revenue..   The Company expanded construction management personnel, facilities, and equipment for the petroleum contracting business while decreasing in the same area for the general contracting business.  The Company has experienced significant growth, but is anticipating a higher growth rate as the state mandated petroleum tank deadline for replacement or relining approaches.   The number of projects is expected to continue to increase later in 2009 and into 2010 and the Company expects the gross profit to increase as well.   Because petroleum contracting and general contracting business complement each other, the Company does not expect a significant decline in their commercial construction when performed in conjunction with the petroleum business. The Company does not expect significant growth in the commercial construction unrelated to their petroleum due to the overall decline in new general construction.   The Company hopes to see low to moderate growth in insurance restoration in 2009 due to geographic expansion and new relationships it hopes to develop in the insurance restoration industry.  This growth depends greatly on weather patterns and the number of natural disasters in the Company’s geographic area.

General and Administrative

General and administrative expenses decreased 19.7% from $1.70 million for the nine months ended September 30, 2008, to $1.37 million for the nine months ended September 30, 2009.  These decreases are due primarily to the downsizing of the Company’s non-petroleum related business and the overall growth and the establishment of new processes and controls.  The Company realized the general and administrative expenses were high as compared to current revenue and took steps to decrease them.   We decreased our payroll expenses 29.4% over the nine month ended September 30, 2008 because of our decision to move more into the petroleum area where fewer employees and smaller crews are needed complete the contracts due to increased use of heavy equipment. Our business in the past has revolved around contracts relating to small jobs, which are more labor intensive.  As a direct result to a reduction in labor costs, we were able to decrease our office and technology expenses 36.6% and travel and entertainment expenses 61.1% over the same period last year. We experienced a reduction in marketing and advertising of 22.2% over last year due to a reduction in our advertising budget while we revamped our Company for the petroleum business. General and administrative expenses as a percentage of revenue for the nine months ended September 30, 2009 and 2008 were 24.8% and 39.4%, respectively.  The Company expects that the percentage of general and administrative expenses as compared to revenue will continue to decrease as compared to 2008 for the remainder of 2009.

Significant fluctuations in fuel costs have had an impact on both costs of goods sold and general and administrative expense.  The Company expects fuel costs to continue to have a similar impact for the remainder of 2009 and into 2010. The Company continues to seek better relationships that will afford the Company more significant discounts due to its large volume of fuel usage.

Depreciation and amortization expense decreased from $0.10 million for the nine months ended September 30, 2008 to $0.09 million for the nine months ended September 30, 2009.  The decrease is primarily due to a reduction in purchases of new equipment over the previous year and the disposal of three vehicles with a cost of $0.09 million earlier in 2009. Of the total depreciation and amortization expense for each period, the Company allocated $0.05 million  and $0.05 million of the depreciation expense for the nine months ended September 30, 2009 and 2008, respectively, to cost of revenues earned with the balance allocated to general and administrative expense..

Other Income and Expenses

Interest expense increased from $0.04 million for the nine months ended September 30, 2008 to $0.10 million for the nine months ended September 30, 2009, or 132%.  The increase is primarily due to the additional borrowings on loans made by financial institutions in the previous year, additional borrowings from officers and certain employees along with  the addition of the $1,238,971 term note made to the Company to fund collateral for performance bonds in its government projects.

Net Loss

The Company’s net loss of approximately $.88 million for the nine months ended September 30, 2009 decreased from a net loss of $1.78 million for the nine months ended September 30, 2008 or 50.0%.  The $0.90 million decrease was due primarily to a the Company posting a profit of $0.15 million during the three months period ending September 30, 2009  resulting in increased gross profit thus far in 2009 coupled with 19.7%, or  $0.33 million  decrease  in general and administrative expense, consisting primarily of payroll and related costs.

Liquidity and Capital Resources

As of September 30, 2009, the Company had total current assets of approximately $2.85 million, comprised of cash restricted cash deposits, contracts receivable, prepaid expenses and costs and estimated earnings in excess of billings on uncompleted contracts. This compares with current assets in the same categories of approximately $0.62 million for December 31, 2008. Contracts receivable increased 420% from $0.34 million as of December 31, 2008 to $1.77 million as of September 30, 2009.

The Company reported $1.77 million in contracts receivable at September 30, 2009.  As of November 17, 2009,, the Company had collected 70% of these receivables, or $1.05 million.  The balance that remained uncollected was predominately contracts that were signed by the Company and its customers near the end of September 30, 2009, and significant work had not yet commenced.  At September 30, 2008, the Company’s contract receivable balance consisted of 53 open contracts. Of those contacts, 36 were in conjunction with our business for a large retail home improvement chain at an average contract price of $343, and 17 were commercial construction contracts at an average price of $0.02 million per open contract. At September 30, 2009, the Company had only 29 open accounts, but the average price of each open contract was $0.06 million. This increase in the average price of the contract between the two periods was due largely to the Company’s contract mix. Prior to the three months ended September 30, 2009, the Company’s contracts were predominately in the non-governmental petroleum area. Beginning in July 2009, the Company commenced its business plan in the governmental petroleum market where the average price per contract was $189,963.  It is the Company’s practice to record up to 50% of the contract value as a receivable for private sector petroleum contracts, prior to commencing work on the contract. This insures that the Company will realize a level of cash flow from its billing process prior to commencing construction. The unearned portion of the contract receivable is adjusted by applying a percentage that corresponds to how much work has been completed to date to the total amount of work that is estimated to complete the project. This adjustment is made to the corresponding revenue account and has the effect of adjusting the contract receivable to the actual amount earned. An entry is then made to the account billings in excess of costs and estimated earnings. In governmental contracts, the Company records the amount of the contract that has actually been billed to the governmental entity based on actual work completed to date.

Costs and estimated earnings in excess of billings on uncompleted contracts increased 7.5% from December 31, 2008 to September 30, 2009 due predominately the Company’s focus on controlling expenditures in conjunction with respect to its billing process.

The Company’s current liabilities are comprised primarily of accounts payable, accrued expenses, current portions of notes payable to stockholders and third parties and billings in excess of costs and estimated earnings on uncompleted contracts. As of September, 2009, current liabilities totaled approximately $3.85 million which increased 80.1%, from current liabilities of $2.14 as of December 31, 2008. This was due primarily to the additional borrowings on the Company’s term loan to fund 4 additional government petroleum performance bonds and a 120% increase in accounts payable and accrued expenses. The size and scope of the Companies contracts have contributed significantly to the increase in accounts payable and accrued expenses.  Other liabilities increased $0.93 million from $0.41 million to $01.34 million for December 31, 2008 and September 30, 2009, respectively. This significant increase of 224% relates to the fact that the Company borrowed additional funds from one of its officers and a certain employee to offset the time difference between billing and collecting.

The following is a summary of the Company’s cash flows provided by (used in) operating, investing and financing activities for the nine months ended September, 2009 and 2008 (in 000’s):

	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008
Net cash (used) in operating activities	$(1,016)	$1,209)
Net cash (used) in investing activities	(810)	(31)
Net cash provided by financing activities	1,860	1,268
Net increase in cash	$34	$28

Net cash used in operations for the nine months ended September 30, 2009 and 2008 was $1.01 million and $1.21 million, respectively. The decrease in cash usage was due primarily to improved profitability between periods.

Net cash used in investing activities for the nine months ended September 30, 2009 was $0.81 million. We disposed of three vehicles, purchased petroleum equipment for use in the completion of our contracts and increased our cash deposits used as collateral for performance bonds in accordance with our governmental petroleum contracts.  Net cash used of $0.03 million for the six months ended September 30, 2008 was a result of the purchase of new equipment.

We have significant cash requirements due over the next twelve month period. We have a promissory note to a financial institution due in December 2009 in the amount of approximately $0.35 million. At September 30, 2009, the current balance due was approximately $0.45 million.  The Company is having discussions with the financial institution to continue the loan on an amortizing basis past the December due date. There are no assurances this will happen and the financial institution could continue to seek a balloon payment in December. Although this debt carries a variable interest rate, we do not believe that a significant increase in the interest rate will cause an adverse effect on our financial position.  The promissory note is recorded on our September 30, 2009 balance sheet under current liabilities.

As of September 30, 2009 we are indebted on a term loan to related parties in the amount of approximately $1.24 million. The proceeds from this loan are due in three separate installments that are timed in conjunction with the release of deposits made to collateralize our municipal petroleum contracts. We believe that the principal, when due, will be satisfied by the restricted funds on deposit and shown as a current asset on our September 30, 2009 balance sheet. Our Chief Executive Officer has provided a guaranty on this loan.  The loan carries a fixed interest rate and as a result does not create an unmanageable interest rate risk for our Company.

As of September 30, 2009, we were also indebted to Ryan Seddon, our Chairman of the Board, Chief Executive Officer and President, and to Ricardo Sabha, a former officer and director and current employee of the Company, for funds advanced to the Company in the amounts of $0.87 million and $0.34 million, respectively.  These balances are reflected in the Company’s September 30, 2009 financial statements as due to stockholders under other liabilities, with the current portion reflected under current liabilities.  These loans are due in December of 2011. We currently have no sources to repay these amounts. If we are unable to repay these notes or make alternative arrangements, there would be a material effect on the Company financial position.

Future Cash Requirements

As of September 30, 2009, the Company had contracts in progress of approximately $3.84 million.  Our estimated profits from those contracts are approximately $0.21 million after general and administrative expenses of approximately $.46 million. In October of 2009, we were obligated to make a principal payment on a term loan of $0.43 million.  During the same period, the company holding the restricted cash deposits released funds on four contracts, two of the contracts were 100% completed and the restricted deposits were released to the term note lender. The other two projects were 80% complete and 80% of the restricted cash deposits  held for those contracts was released.  The Company applied $.35 million to principal and accrued interest.  The Company anticipates the remaining 20% of the restricted deposits to be released in 30 to 60 days and we will satisfy our October obligation on the term loan. The balance currently due on the entire term loan is approximately $0.90 million. Recorded on our balance sheet as of September 30, 2009 are restricted cash deposits of approximately $0.81 million.  These restricted cash deposits are funds held by a third party as completion guarantees on our government related petroleum contracts.

On December 3, 2009, the Company is required to satisfy all outstanding principal and interest to a financial institution in the estimated amount of $0.35 million. The Company is currently amortizing the promissory note by making monthly payments of $35,000, approximately 90% of which payments are applied to principal with the balance applied to accrued interest.  As previously discussed, the Company is in negotiations with the financial institution to continue amortizing the note past the due date on the same term and conditions.  In the event the Company is unsuccessful in extending the note, the Company intends to utilize its available cash to pay the principal when due.

Also, on or before December 31, 2009, the Company is obligated to make a second principal reduction payment on a term loan in the amount of $0.45 million.  The Company anticipates paying this second installment with funds held in its restricted cash deposit account upon successful completion of its municipal petroleum contract.

The Company will be required on or before April 27, 2010 to pay the final principal payment of $0.50 million on its term loan. We anticipate that the Company will be successful in extending the note to the financial institution and will have the funds available from its operating revenues for the year end December 31, 2009 and the three month period ended March 31, 2010. Any shortfall will be funded by loans expected to be made to the Company by officers and employees of the Company.

Ryan Seddon, our Chairman of the Board, Chief Executive Officer and President, and Ricardo Sabha, a former officer and director and current employee of the Company, have loaned the Company significant funds since 2007, these loans are recorded on the Company’s balance sheet as due to stockholders. The Company believes that it will need to raise additional capital through an equity offering sometime in the second or third quarters of 2010, which we believe will allow us to meet our financial obligations over the next 12 months. Mr. Seddon and Mr. Sabha have indicated that they would be willing to convert a portion of their debt to equity, if approved by the Company’s Board of Directors.  These loans are due in December 2011.

The nature of our business does not involve large capital expenditures. Heavy equipment needed to complete our contracts is rented on a daily basis and included in our job cost estimates. Our commercial, industrial and retail new construction business as well as our insurance restoration business requires the customer to pay a significant amount of the value of the contract, up to 50% for most contracts, prior to beginning the contract work.

In our government petroleum contracts, we are required to spend a portion of the contract cost prior to our first request for funds. Typically once we have submitted a request for funds, there is a 30 day lag time for the municipality to fund. The largest capital expenditure in this area of our business is for new tanks on full replacement and the relining process for relined tanks. Our suppliers of these products and services allow the Company a minimum of 30 days after completion of the replacement or reline to satisfy the obligations for these products and services.

The Company does not have any off balance sheet obligations except for a lease on our office and warehouse facilities and an automobile used by an employee of the Company.

Results of Operations for the Year Ended December 31, 2008 as Compared to Year Ended December 31, 2007

Revenue

The Company’s revenue of $6.80 million for the year ended December 31, 2008 increased $4.98 million or 273%, compared to $1.82 million for the year ended December 31, 2007.   This growth was primarily due to petroleum contracting which increased from $0 for the year ended December 31, 2007 to $3.15 million for the year ended December 31, 2008. Non-petroleum construction increased to $2.10 million from $0.53 million for a total of $1.57 million or 299%. The Company’s remediation and small installation services decreased 78% and 21% respectively. As an installer, Surge has no control over sales or overall market share so that any decline in revenues or market share directly affects our installation business. The Company anticipated an overall downturn in the general construction industry and devoted significant time and resource in 2008 to narrowing the Company’s focus to that of petroleum contracting and commercial construction.

  Gross Profit (Loss)

For the year ended December 31, 2008, the Company had a gross loss as a percentage of contract revenues of 2.1% or a negative $0.14 million on sales of $6.80 million for the year ended December 31, 2008 as compared to a 1.2% or a negative $22 thousand gross loss on sales of $1.82 million for the same period in 2007. In dollars, the Company’s gross loss increased from $22,090 to $140,837 for the year end December 31, 2007 and 2008, respectively.  This decrease was due primarily to the significant increase in overall cost associated with the large increase in revenues. The Company’s cost of revenues earned increased 277% from $1.84 million for the year ended December 31, 2007 to $6.94 million for the year ended December 31, 2008. A significant portion of that increase was costs associated with the increased revenues.  The other factor resulting in the increase was the Company’s infrastructure ramp up.  The Company increased the commissions paid to acquire business approximately 2960% from approximately $4 thousand for the year ended December 31, 2007 to approximately $135 thousand for the year ended December 31, 2008.  The Company also focused sales efforts into the private sector petroleum contracts, as a significant back log was established; customers had severe difficulty in getting financed. The Company experienced rapid growth with both sales and infrastructure.  Once fully developed, management was able to identify areas of focus and narrowed the diversity of the Company’s product mix, thus resulting in the opportunity to significantly reduce overhead and costs.

General and Administrative

General and administrative expenses increased 42% from $1.56 million for the year ended December 31, 2007, to $2.22 million for the year ended December 31, 2008.  This increase was due, in part, to labor expenses which increased 42% from $0.85 million to $1.20 million for the years ended December 31, 2007 and 2008, respectively. The Company increased its advertising costs 188.2% from approximately $0.06 million to $0.18 between the two years. Insurance premiums increased 30% from approximately $0.15 million to approximately $0.19 million and auto and truck expenses increased 53% from approximately $0.09 million to approx $0.13 million. General and administrative expenses as compared to contract revenue earned for the years ended December 31, 2008 and 2007 were approximately 32.6 and 85.9%, respectively.

Significant increases in fuel costs have had an impact on both costs of goods sold and general and administrative expense.  The Company expects fuel costs to continue to have a similar impact in the future.

Depreciation expense increased from $0.07 million for the year ended December 31, 2007 to $0.13 million for the year ended December 31, 2008. The increase is primarily due to the purchase of construction and transportation equipment needed for petroleum contracting. The Company allocated $60,758 and $34,799 of the depreciation expense for the year end December 31, 2008 and 2007, respectively, to cost of revenues earned.

For the year ended December 31, 2008, we recorded bad debt expense of $23,886 which includes a reserve amount for doubtful accounts of $10,513. Our bad debt expense was 0.35% of contract revenues earned or 7% of our contracts receivable balance of $339,914 at December 31, 2008. Contracts receivable are customer obligations due under contractual terms. The Company sells its services to residential, commercial, and retail customers as well as municipalities.  On most projects, the Company has liens rights under Florida law which are typically enforced on balances not collected within 90 days.   The Company includes any balances that are determined to be uncollectible along with a general reserve in its overall allowance for doubtful accounts. Collectability of our accounts receivable allowance is reviewed on a monthly basis. Municipalities pay the Company based on a percentage completion formula less a 10% retainage.

Other Income and Expenses

Interest expense increased from $0.04 million for the year ended December 31, 2007 to $0.07 million for the year ended December 31, 2008, or 72%.  The increase is primarily due to the additional debt from loans made by financial institutions for the purchase of transportation equipment and a line of credit. For the year ended December 31, 2008, the Company recorded a loss of $13,136 on the disposition of an asset and paid a legal settlement for the year ended December 31, 2007 in the amount of $22,656.

Net Loss

The Company sustained net losses of $2.44 million and $1.63 million for the years ended December 31, 2008 and 2007, respectively. A significant portion of the loss for the year ended December 31, 2008 was a result of the increase of the Company’s infrastructure ramp up to enter the petroleum business.  In order to prepare for the securities market a significant investment was made to the Company’s infrastructure, creating systems and controls to comply with SOX as well as new non revenue producing positions to meet compliance.   The Company experienced significant growth and increased it general and administrative expenses to handle the growth.

Liquidity and Capital Resources

As of December 31, 2008, the Company had total current assets of approximately $0.62 million, comprised of cash, contracts receivable, prepaid expenses and costs and estimated earnings in excess of billings on uncompleted contracts. This compares with current assets in the same categories of approximately $0.10 million for December 31, 2007. Contracts receivable increased 1507% from $0.02 million as of December 31, 2007 to $0.34 million for the year ended December 31, 2008.  This increase was due to the average price and number of the open contracts included in the contract receivables balance at December 31, 2007, which consisted entirely of small contracts performed by the Company for a large retail home improvement chain. The 2007 balance consisted of 37 open contracts with an average contract price of $499. During 2008, the Company made a decision to move into the commercial construction segment. At December 31, 2008, while the number of open contracts with this same home improvement chain decreased 42% to 26 with an average contract price of $387, the Company had 28 commercial construction contracts that were open at December 31, 2008, with average contract price of $12,155.    Costs and estimated earnings in excess of billings on uncompleted contracts increased 725% from December 31, 2007 to December 31, 2008 due predominately to the increased volume of contracts.

As discussed earlier our revenues increased $4.98 million or 273%. As a percentage of sales our contracts receivable increased approximately 4% between December 31, 2008 and December 30, 2007. Our costs and estimated earnings in excess of billings as a percentage of sales were approximately 2% and 1% for the years ended December 31, 2008 and 2007, respectively. Likewise our accounts payable increased significantly due to the increase in sales and the related expenses associated with those sales. We have experienced a large number of contracts in progress as evidenced by the increased in sales.

The Company’s current liabilities are comprised primarily of accounts payable, accrued expenses, current portions of notes payable to stockholders and third parties and billings in excess of costs and estimated earnings on uncompleted contracts. As of December 31, 2008 current liabilities totaled approximately $2.14 million which increased significantly, approximately 224%, over current liabilities of $.70 million as of December 31, 2007. This was due primarily to a large increase in accounts payable of approximately 489% from approximately $0.12 million at December 31, 2007 to approximately $0.73 million at December 31, 2008 due in large part to the increase in contracts in progress.  In place at December 31, 2007, was an obligation due to a financial institution under a credit line of $0.38 million.  At December 31, 2008, this credit line was converted to a term note payable to the same financial institution with a balance due of $0.75 million.   At December 31, 2008, billings in excess of costs and estimated earnings on uncompleted contracts had a balance of $0.49 million which was an increase of approximately 352% over the balance of $0.11 million at December 31, 2007.  This increase is directly related to the size of the contracts between periods.  The Company had contracted for larger commercial projects at December 31, 2008, as opposed to numerous small contracts for a national home improvement chain.  The jobs for the home improvement chain were small jobs that were usually completed within one accounting period.  At December 31, 2008, the Company had fewer but larger jobs that lasted over several accounting periods.  Other liabilities at December 31, 2007 increased approximately 210% over the same period in 2008. This increase was due primarily to loans made by stockholders to the Company and notes payable to several financial institutions for the purchases of the Company’s transportation equipment in the combined amount of approximately $0.2 million.  At December 31, 2008 and 2007, the Company had increased its debt in conjunction with the purchases of its transportation equipment from $0.21 million to $0.37 million.

The following is a summary of the Company’s cash flows provided by (used in) operating, investing and financing activities for the years ended December 31, 2008 and 2007 (in 000’s):

	For the Year Ended	For the Year Ended
	December 31, 2008	December 31, 2007
Net cash used in operating activities	$(1,596)	$(1,507)
Net cash used in investing activities	(11)	(34)
Net cash provided by financing activities	1,615	1,591
Net increase in cash	8	50

Net cash used in operations for the years ended December 31, 2008 and 2007 was $1.60 million and $1.51 million, respectively. The increase in cash usage was due primarily an increase in contracts receivable, prepaid expenses and costs and estimated earnings in excess of billings on uncompleted contracts and offset by a decrease in accounts payable and accrued expenses and billings in excess of costs and estimated earnings on uncompleted contracts.

Net cash used in investing activities for the years ended December 31, 2008 and 2007 was approximately $0.01 million and $0.03 million, respectively. For the year ended December 31, 2008, proceeds from the sale of equipment of approximately $0.11 million  was offset by the purchase of new equipment in the amount of approximately $0.12 million  while new equipment was purchased in the amount of approximately $0.03 million  for the year ended December 31, 2007.

As of December 31, 2008, we were indebted to Ryan Seddon, our Chairman of the Board, Chief Executive Officer and President, and to Ricardo Sabha, a former officer and director and current employee of the Company, in the amounts of $0.07 million and $0.08 million, respectively.  These balances are reflected in the Company’s December 31, 2008 and 2007 financial statements as due to stockholders under other liabilities, with the current portion reflected under current liabilities.  These loans are due in December 2011.

For the years ended December 31, 2008 and 2007, we reported in our audited financial statements that we were dependant had two major customers during 2008 and 2007 which contributed over 10% of our revenues. We also reported that we had two major subcontractors in 2007 and one major subcontractor in 2008 of which we paid between 25% and 35%. Because of our focus on government petroleum contracts, and on use of in-house employees instead of outside subcontractors, we no longer are dependent on these customers and subcontractors.

Major Trends and Known Facts

The Company expects significant growth in petroleum contracting projects due the requirement found in Florida Administrative Code 62-761 for double walled petroleum tanks and piping.   The current deadline for compliance for the mandate is December 31, 2009.  If owners of petroleum sites are under contract with a contractor by December 31, 2009, they can obtain a 90 day extension.   Sources vary, but the Company estimates that thousands of non-compliant stations still exist in Florida. According to the EPA and DEP California and Florida have been the first states to implement a deadline for compliance.  The Company’s continued growth past 2010 is partially dependent on additional states in the United State setting deadlines for compliance.

General construction industry has seen a significant decline in the past two years.   The Company is continuing to contract projects for new commercial construction, but does not expect growth in this market until the general construction industry improves.  The Company has significantly reduced overhead in this department and is positioning itself for increased potential as the construction industry improves, specifically due to the fact that many competitors have gone out of business.

During 2008, the State of Florida did not have any significant hurricanes.  The quantity of hurricanes and other natural disasters have had and will continue to have an impact on the insurance restoration business.  The lack of hurricanes in recent years has resulted in an improvement in insurance company operations, claims processing, and emergency response.   Because of these improvements, the Company may have increased opportunities to establish new relationships with insurance companies.

During 2007 and 2008, the Company has obtained several new employees and subcontractors.  The Company’s success is highly dependent on its ability to obtain and retain both employees and subcontractors.

Specifically, the Company has a working relationship with a national petroleum tank remediation firm (“TankTech”) which has provided increased opportunity in the petroleum industry in the State of Florida. This relationship could also provide the Company opportunities to expand outside of Florida into other States.  The Company currently has a good working relationship with Tank Tech.  If TankTech should fail to supply us with access to potential tank upgrade opportunities or if the relationship deteriorated, it would negatively affect our operating results. Similarly, if TankTech should encounter technical, operating or financial difficulties, it could negatively affect our operating results.

The credit and securities markets have exhibited extreme volatility and disruption throughout 2008 and early 2009. In light of this continuing volatility, the Company’s reliance on its line of credit for a significant portion of its cash requirements could adversely affect the Company’s liquidity and cash flow.

Tighter credit and securities markets have also had an impact on customers obtaining financing.  If customers have difficulty closing loans for their projects, this can delay or even cancel projects.  The Company has developed relationships with several banks and investment brokers who are familiar with the compliance issue and the Company’s quality products to assist customers with obtaining required financing for projects.

The Company has experienced significant growth in the petroleum contracting business which demonstrates their ability to enter a new market and gain market acceptance.  The Company is marketing full tank replacements and in-service tank upgrades using the Phoenix System through Xerxes.   The Company’s ability to grow at a rapid rate is partially dependent on the continued market acceptance of the Xerxes system.  Surge has a subcontractor relationship with TankTech.  TankTech has the exclusive North American rights to Xerxes system.

As the petroleum government mandate approaches, the demand for pollutant storage tanks will increase significantly.  We have good relationships with our vendors and suppliers, however, increased demand could have an impact on our ability to obtain necessary materials in a timely fashion.   On a positive note, this potential shortage could also encourage more clients to consider the Xerxes method.  Most Xerxes projects can be completed in significantly less time allow a quicker project turnover and increase revenue with less employees and overhead.

The Company is in the process of due diligence as it relates to launching a service department to its petroleum contracting division.  It is still in the planning and investigation stage.  We have obtained preliminary market acceptance from clients and vendors.   A service department adds the opportunity for residual income from ongoing long-term maintenance contracts and adds additional credibility in the petroleum market.   The Company has not yet assessed the upfront costs of this potential venture.

Recent Financing Activities

In November of 2007, a financial institution extended us a line of credit in the amount of $750,000 million. In November of 2008, with a balance due of $0.74 million 745,000, we converted the line of credit to a term loan that required monthly interest payments at the Prime Rate plus 1.5% until December 3, 2008.  Thereafter, we were required to make monthly principal and interest payments of $35,000 with the first payment due on January 3, 2009. The note was due in full on September 3, 2009.  The line is collateralized with a blanket lien on business assets of the Company and a personal guarantee of one shareholder. On September 3, 2009, the financial institution extended the maturity date of the loan to December 3, 2009 at the Prime Rate plus 2% (but not less than 5%).  The loan extension continues to require us to make monthly principal and interest payments of $35,000.  The balance is currently $0.39 million.

In September of 2008, Mr. Sabha loaned us $40,000. The loan bears interest at 7% per annum and requires that we make a monthly payment of $1,095 until the loan is paid in full in March of 2012. The unpaid balance on this loan at September 30, 2009 was $29,686. The current balance is $28,789.

Through September 30, 2009, we borrowed $265,000 at 8% per annum from Mr. Sabha. At December 31, 2008, we had an existing balance due to Mr. Sabha of $43,257. The current unpaid balance at September 30, 2009 was $308,257. The loan bears interest at 8% per annum and all outstanding principal and interest is due and payable on December 31, 2011. During October, we reduced the principal by $15,000 for a balance due currently $293,265.

Through September 30, 2009, we have borrowed $800,654 from Mr. Seddon at 7% per annum. At December 31, 2008 we had an existing balance due to Mr. Seddon of $73,070. The current unpaid balance at September 30, 2009 was $73,724. Since September 30, 2009, we have borrowed an additional $125,000 and repaid $95,000. We currently owe Mr. Seddon $903,724.

In April 2009, the Company borrowed $500,000 from William Esping, a significant shareholder and affiliate of the Company. The term note evidencing this loan bore interest of 9% with principal and unpaid interest due on October 27, 2009.  In September 2009, the Company repaid the principal amount of this term note with proceeds from a new term loan from Alpina Lending, LP (a limited partnership in which Mr. Esping and Robert Grammen, a director of the Company, are partners), in the amount of $925,000.  In July 2009, this term loan was amended to provide for an additional $445,000 in principal to increase the face amount of the loan to $1,370,000.  To date, the Company has borrowed a total of $1,349,444 under the note evidencing this term loan.  We have paid principal on the loan in the amount of $352,150 with a current balance due of $1,011,542. The note bears interest at 9% and all outstanding principal and accrued but unpaid interest is due on October 27, 2009, December 31, 2009 and April 27, 2010 (except for the additional $445,000 in principal is due December 27, 2009).  The Company intends to use the proceeds to fund performance bonding requirements on government construction contacts.

Going Concern

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements of the Company for the years ended December 31, 2008 and 2007, with respect to their doubt about our ability to continue as a going concern due to our recent losses from operations and our accumulated deficit. We have incurred operating losses of $2.43 million and $1.63 million for December 31, 2008 and 2007, respectively, as well as a loss of $$0.88 million for the nine months ended September 30, 2009.  We have an accumulated deficit of approximately $5.12 million at September 30, 2009, which, together with our operating losses, raises doubt about our ability to continue as a going concern. Our ability to continue as a going concern will be determined by our ability to successfully complete the government and commercial contracts that we have been awarded on a profitable basis.  In order to continue, we may have to raise capital from debt, equity and other sources. Our unaudited financial statements at September 30, 2009, do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an ongoing basis, we evaluate our estimates, including those related to product returns, bad debts, inventories, valuation of options and warrants, intangible assets, long-lived assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

In general, revenues are recognized in connection with complete contracts when all of the following conditions are met: (1) there exists persuasive evidence of an arrangement with the customer, typically consisting of a purchase order or contract; (2) products have been delivered and title and risk of loss has passed to the customer, which occurs when a product is shipped under customary terms; (3) the amount of revenue is fixed or determinable; and (4) collectability is reasonably assured. The Company’s specific revenue recognition policy is as follows:

The Company uses percentage of completion method of accounting for all contracts. Revenue of individual long-term contracts are included in operations as the project is completed by using costs incurred to date in relation to the estimated total costs of the contracts to measure the stage of completion. Original contract prices are adjusted for change orders in the amounts that are reasonably estimated based on the Company’s historical experience. The cumulative effects of changes in estimated total contract costs and revenues (change orders) are recorded in the period in which the facts requiring such revisions become known, and are accounted for using the percentage-of-completion method. At the time it is determined that a contract is expected to result in a loss; the entire estimated loss is recorded.

Contract costs include all direct material, subcontractors and direct labor and those indirect costs related to contract performance, such as indirect labor and supplies.  Selling, general, and administrative expenses are charged to operations as incurred.

Allowance for Doubtful Accounts

As of September 30, 2009 and the year ended December 31, 2008, the Company estimated a 1.56% and 3% allowance for doubtful accounts respectively. The provisions at September 30, 2009 was $28,024 and at December 31, 2008, $10,513.  There was no allowance estimated as of December 31, 2007.  Historically, the Company has had minimal bad debt write-offs.  The allowance for doubtful accounts is evaluated regularly and has been estimated based on historical results in order to reserve for credit losses as a result of customers’ inability to pay.

Discontinued Operations

None.

Depending on the amount of revenue and the timing of collections, the Company may need to obtain additional debt or issue additional stock.  The Company is authorized to issue up to 100,000,000 shares.

Our continued existence is dependent upon several factors, including increased sales volumes, collection of existing receivables and the ability to achieve profitability from the sale of our products.  In order to increase our cash flow, we are continuing our efforts to stimulate sales.  We are also continuing to establish new supplier and subcontractor relationships in order to decrease costs.

Contractual Obligations

At October 31, 2009, the Company had approximately 28 (twenty-eight) projects in construction at various stages from engineering to punch out list.  The total contract value of these projects is approximately $5.8 million.

Below is a table of our current debt obligations:

7.99% notes payable to Chrysler Financial collateralized by vehicles and guaranteed by stockholders. Due in monthly installments of $881 including interest through 2012.	$16,394

8.75% to 8.99% notes payable to Ford Credit collateralized by vehicles and guaranteed by founding stockholders. Due in monthly installments of $2,918 including interest through 2013.	49,616

6.50% to 7.15% notes payable to Wachovia Bank collateralized by vehicles and guaranteed by founding stockholders. Due in monthly installments of $5,654 including interest through 2012.	123,131

7.50% note payable to Wells Fargo collateralized by a vehicle and equipment. Due in monthly installments of $967 including interest through 2012.	30,319

219,460
Less current portion of long term debt	89,274
$129,586

The balance on the above obligations at September 30, 2009 was $226,160 with the current portion being $82,290.

Off-Balance Sheet Arrangements and Concentration of Credit Risk

Currently, the Company was committed under leases for the following facilities:

Facility	Monthly Lease Payment	Term

Warehouse, West Palm Beach	$3,696	Through July 2010

Headquarters, West Palm Beach	$3,156	Through July 2010

Currently, the Company was committed under a vehicle lease for $448 per month through February 2011.

Future minimum lease payments currently due are as follows:

Year	Amount
2009	$14,600
2010	53,340
2011	896
Thereafter	-
TOTAL	$68,836

The Company maintains its cash balances with a high quality financial institution which the Company believes limits its risk.  The balances are insured by the Federal Deposit Insurance Corporation (FDIC) and Securities Investor Protection Corporation (SIPC) up to $250,000.

The Company has accounts receivable from customers engaged in various industries.  These industries may be affected by economic factors, which may impact accounts receivable.  The Company does not believe that any single customer, industry, or concentration in a geographic area represents significant credit risk.

Inflation

We do not believe that inflation in the cost of our raw materials has had in the past or will have in the future any significant negative impact on our operations. However, no assurance can be given that we will be able to offset such inflationary cost increases in the future.

Recently Issued Accounting Standards

In December 2007, the Financial Accounting Standard Board (“FASB”) issued Statement No. 141 (revised 2007) Business Combinations, now codified as ASC 805, Business Combinations. This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquirer), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. This Statement applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this statement January 1, 2009.  The Company is currently evaluating the impact of adopting the provisions of ASC 805, Business Combinations, formerly SFAS No. 141(r) but does not believe that the adoption of ASC 805 will materially impact its financial position, cash flows, or results of operations.

In December 2007, the FASB issued guidance which is now part of ASC 810-10 Non controlling Interests in Financial Statements—an amendment of ARB No. 5, formerly the Statement of Financial Accounting Standards (“SFAS”) 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. This statement requires that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the statement of financial position within equity, but separate from the parent’s equity. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. We will adopt this statement on January 1, 2009.  The Company is currently evaluating the impact of adopting the provisions of ASC 810-10 but does not believe that the adoption of ASC 810-10 will materially impact its financial position, cash flows, or results of operations.

In May 2009, the FASB issued new guidance for subsequent events. This new guidance now part of ASC 855-10 Subsequent Events, formerly Statement of Financial Accounting Standards (“SFAS”) No. 165, Subsequent Events. This Statement establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date and is effective for interim and annual periods ending after June 15, 2009. The adoption of ASC 855-10 did not have a material impact on the Company’s financial statements.

In June 2009, the FASB issued SFAS 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” now codified as ASC 105-10. ASC 105-10 will become the single source of authoritative nongovernmental GAAP (US), superseding existing FASB, AICPA, EITF, and related accounting literature. ASC 105-10 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. ASC 105-10 will be effective for financial statements issued for reporting periods that end after September 15, 2009. This statement will have an impact on the Company’s financial statements since all future references to authoritative accounting literature will be references in accordance with the new ASC codification of accounting standards topical index.

The management is currently evaluating the impact that the above statements will have on its financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Mallah Furman, CPAs, our independent registered public accountants, on accounting and financial disclosure matters.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor does it constitute an offer to buy these securities in any jurisdiction where the offer or sale is not permitted regardless of the time of the delivery of this prospectus or any sale of these securities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not currently have any market risk sensitive instruments.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

The following persons are our executive officers and directors. Directors are elected to hold offices until the next annual meeting of Shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

NAME	AGE	OFFICES HELD

Ryan Seddon	32	Chairman of the Board, Chief Executive Officer and President

Rodger Rees	54	Chief Financial Officer

Mark S. Feldmesser	67	Director

Michael Yurkowsky	37	Director

Robert Grammen	55	Director

Frederico Pier	41	Director

Ryan Seddon serves as our President and Director (Chairman) from February 2008 to present.  Mr. Seddon has served as the President/CEO and Director of Surge Solution Group, Inc, the Company’s wholly-owned subsidiary since November 2001. From 1998 through 2000, Mr. Seddon was a Managing Partner of Discount Cellular, Inc., a national telecommunications firm located in West Palm, Florida.  Mr. Seddon holds an Associate’s degree from Palm Beach Community College and is a Florida state certified General Contractor (CGC), a certified Pollutant Storage System Contractor (PSSC), Certified Mold Remediation Supervisor (CMRS) and a Certified Indoor Environmental Consultant (CIEC).  The business address for Mr. Seddon is 8120 Belvedere Road, Suite 4, West Palm Beach, Florida 33411.

Rodger Rees has been Chief Financial Officer of the Company since May 2009. From June 2006 to April 2009, Mr. Rees was a financial consultant with Space Coast Business Consultants and Tatum, LLC. While a consultant, Mr. Rees provided financial services to small public and private companies in the real estate, financial services, private equity and marine industries.  While engaged by Tatum, LLC, Mr. Rees provided consulting services to Bonds.com Holdings, Inc., a publicly traded company, and subsequently acted as interim Chief Financial Officer.  From May 2005 through May 2006, Rodger E. Rees served as Chief Financial Officer and Secretary of Empire Financial Holding, Inc. (now Jessup & Lamont, Inc.), a publicly traded brokerage, asset management, and investment banking firm. From February 2001 through April 2005, Mr. Rees served as director of independent broker-dealer services and in January 2004 subsequently became Chief Operating Officer of Empire Financial Group Inc., a subsidiary of Empire Financial Holding, Inc.  From 1985 to 2001, Mr. Rees was Chief Executive Officer, Chief Financial Officer and founder of two financial services firms, Buckhead Financial Corporation and Centennial Capital Management, the latter of which was sold to Empire Financial Holdings, Inc. in 2001. Mr. Rees holds a Bachelor of Science degree with a major in accounting from East Tennessee State University and is a Certified Public Accountant licensed in the state of Georgia. The business address for Mr. Rees is 8120 Belvedere Road, Suite 4, West Palm Beach, Florida 33411.

Mark S. Feldmesser has served as a director since February 2008.  Mr. Feldmesser is a Managing Member of Friedman, Feldmesser & Karpeles CPA, LLC, a CPA firm (January 2002- present) and President of Chief Financial Officers Corp. a consulting firm (December 1990 to present). He is a graduate of Rutgers University (BS. Accounting) and of Baruch College (MBA Finance). The business address for Mr. Feldmesser is Friedman, Feldmesser & Karpeles, CPA, LLC, 641 University Boulevard, Suite 210, Jupiter, Florida 33458.

Michael Yurkowsky has served as a director since April 2008.  Since August 2003, Mr. Yurkowsky has been the Managing Director of Trenchant Asset Management, an asset management company based in Dallas, Texas. From November 1997 to August 2003, Mr. Yurkowsky was a Vice President of Investments at Wachovia Securities in Dallas, Texas. The business address for Mr. Yurkowsky is Trenchant Asset Management, 2828 Routh Street, Suite 500, Dallas, Texas 75201.

Robert P. Grammen is a Senior Partner and Principal of EFO Holdings, LP (“EFO”), an investment management firm with in excess of $250 Million under management.   EFO has offices in Dallas, Texas and Naples, Florida, and Mr. Grammen serves as the Managing Director of the Florida office.   Grammen is responsible for the origination, analysis, structure and execution of direct debt and equity investments. Prior to joining EFO in 1999, Mr. Grammen served as a Vice President of International Trading Group focusing on the purchase, restructure and sale of distressed municipal bond debt, and prior thereto as a Vice President of Landbase, Inc. (1987-1994) working in 13 countries as an investment banker in the international resort development industry.  Mr. Grammen serves as a director and principal of several EFO portfolio companies including Laser Spine Institute, LLC, Cypress Lending Group, Ltd., Family Access Exchange, Azunia Brands, LP,, Surge Solutions Group and Melbourne Greyhound Park, LLC. Mr. Grammen received his B.A. in Economics from Bethany College and conducted advanced business studies in Oxford, England. The business address for Mr. Grammen is 8120 Belvedere Road, Suite 4, West Palm Beach, Florida 33411.

Frederico Pier has been working in the financial services industry for 19 years.  He holds a BBA in Corporate Finance from the University of North Texas, and an MBA in Corporate and International Finance from the Graduate School of Management at the University of Dallas.  Mr. Pier has extensive international business experience having worked both in the banking and investment sectors.  Mr. Pier is a Senior Vice President with Oppenheimer & Co. Inc since November of 2007.  Mr. Pier, his wife and three children live in Irving, Texas. The business address for Mr. Pier is 13455 Noel Road, Suite 1200 Dallas, Texas 75240.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain current information known to us with respect to the beneficial ownership of our common stock:

•	all persons who are beneficial owners of five percent (5%) or more of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all current directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the following table is based on 34,687,630 shares of common stock currently outstanding:

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name and Business Address of Owner	Title	Amount Owned Before Offering	Percentage of Issued Common Stock
Common Stock	Ryan Seddon (1) 8120 Belvedere Road, Suite 4 West Palm Beach, Florida 33411	Chief Executive Officer, President and Chairman of the Board of Directors	17,715,000	50.3444%
Common Stock	Rodger Rees (2) 8120 Belvedere Road, Suite 4 West Palm Beach, Florida 33411	Chief Financial Officer	50,000	0.1439%
Common Stock	Mark S. Feldmesser (3) 641 University Boulevard, Suite 210 Jupiter, Florida 33458	Director	12,000	0.0346%
Common Stock	Michael W. Yurkowsky (4) 2828 Routh Street, Suite 500 Dallas, Texas 75201	Director	857,000	2.4662%
Common Stock	Robert P. Grammen (5) 9180 Galleria Court #600 Naples, Florida 34109	Director	1,063,120	3.0593%
Common Stock	Federico Pier 13455 Noel Road, Suite 1200 Dallas, Texas 75240	Director	225,000	0.6486%
Common Stock	William Esping (6) 2828 Routh Street, Suite 500 Dallas, Texas 75201	5% shareholder	7,466,666	17.29772%
Directors and Officers as a Group			19,922,120	56.3177%

(1)	Includes warrants to purchase 500,000 shares. 9,990,000 shares are pledged to secure payment of a note due to Ricardo Sabha, a former officer and director and current employee of the Company.
(2)	Includes warrants to purchase 50,000 shares.
(3)	Includes warrants to purchase 12,000 shares.
(4)	Includes warrants to purchase 62,000 shares.
(5)	Includes warrants to purchase 62,920 shares.
(6)	Includes 6,000,000 shares owned by Underground Tank Partners. Mr. Esping has sole voting and investment control over the shares owned by Underground Tank Partners.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

On April 1, 2007, Surge entered a three-year employment agreement with Mr. Ryan Seddon to serve as our Chief Executive Officer (the “Seddon Agreement”).  The Seddon Agreement extends through April 1, 2010 and originally provided for an annual base salary of $290,000 for the first year, $320,000 for the second year and $360,000 for the third year.  The Seddon Agreement also provides for a car allowance and a cash bonus equal to 50% of the prior twelve month’s base salary contingent on the Company reaching certain performance criteria.  The Seddon Agreement further provides for the annual issuance of 500,000 warrants to purchase shares of our common stock exercisable at the Company’s valuation at the time of issuance.  The Seddon agreement was amended effective August 1, 2008.  The term remains the same, but the annual base salary is reduced to $190,000 through June 30, 2009.  Effective July 1, 2009, the annual base salary will be increased to $240,000 provided that the Company has reached profitability at that time.  The cash bonus cap was increased to 100% of the annual base salary but is subject to certain performance criteria. Effective for the year 2009, Mr. Seddon shall receive up to 500,000 warrants annually, exercisable at a 15% discount off the Company’s valuation at the time of issuance. The number of warrants to be issued is based on a percentage of the annual net of income of the Company. Mr. Seddon received 500,000 warrants for 2008.   The amendment removed the car allowance, and Mr. Seddon is provided a Company vehicle.  Mr. Seddon is entitled to participate in all benefit plans maintained by us for salaried employees.  The Seddon Agreement also contains a confidentiality provision and an agreement by Mr. Seddon not to compete with us upon the expiration of the Seddon Agreement.  Mr. Seddon also serves on the Board of Directors.  As a member of the Board of Directors, Mr. Seddon will receive $8,000 annually in arrears in January and 12,000 stock options annually issued with a strike price 15% less than market price at time of issuance and 5 year exercise period.

On May 18, 2009, Surge entered into a one year employment agreement with Rodger Rees to serve as our Chief Financial Officer (the “Rees Agreement”). The Rees Agreement provides for a base salary of $110,000 with a performance bonus paid annually based on the profitability of the Company. The Rees Agreement further provides for the issuance of 250,000 warrants to purchase the Company’s common stock at certain periods of continued employment from 6 months to 2 years.  Mr. Rees is entitled to participate in all benefit plans maintained by the Company for salaried employees.  The Rees Agreement also contains a confidentiality provision and an agreement by Mr. Rees not to compete with us upon its expiration.

In December 2007, Ricardo Sabha, a former officer and director and current employee of the Company, sold 9,990,000 shares of common stock that he owned in Surge Solutions Group, Inc., to Ryan Seddon, our Chairman of the Board, Chief Executive Officer and President. The consideration for the stock purchase was $1,000 and a promissory note in the amount of $4,950,000.  The note is secured by a pledge of the shares sold to Mr. Seddon.

  Loans from Officers, Directors and Other Related Parties

During 2009, Mr. Seddon loaned the Company $800,654. The Company previously had a balance due to Mr. Seddon of $73,070, for total indebtedness of $873,724 at September 30, 2009. The loan bears interest at 8% per annum and all outstanding principal and interest is due and payable on December 31, 2011. Subsequent to September 30, 2009, Mr. Seddon loaned us an Additional $30,000. We currently owe Mr. Seddon $904,724.

In September 2008, Mr. Sabha loaned the Company $40,000. This loan bears interest at 7% per annum and requires the Company to make a monthly payment of $1,095 until the loan is paid in full in March of 2012.  At September 30, 2009, the unpaid balance on this loan is $29,686. Subsequent to September 30, 2009, the Company has paid $4,382 in principal to Mr. Sabha. The Current Balance on this loan  In addition to this loan, in January of 2009, the Company borrowed $265,000 from Mr. Sabha. At the time of this loan, the Company had an existing balance due to Mr. Sabha of $43,257.  As of September 30, 2009, the unpaid balance on this loan was $308,257. Subsequent to September 30, 2009, the Company repaid Mr. Sabha $15,000 in principal. We currently owe Mr. Sabha $293,257 for this loan. The loan bears interest at 8% per annum and all outstanding principal and interest is due and payable on December 31, 2011.

In April 2009, the Company borrowed $500,000 from William Esping, a significant shareholder and affiliate of the Company . The term note evidencing this loan bore interest of 9% with principal and unpaid interest due on October 27, 2009.  In September 2009, the Company repaid the principal amount of this term note with proceeds from a new term loan from Alpina Lending, LP (a limited partnership in which Mr. Esping and Robert Grammen, a director of the Company, are partners), in the amount of $925,000.  In July 2009, this term loan was amended to provide for an additional $445,000 in principal to increase the face amount of the loan to $1,370,000.  The Company has borrowed a total of $1,271,971 under the note evidencing this term loan.  The note bears interest at 9% and all outstanding principal and accrued but unpaid interest is due on October 27, 2009, December 31, 2009 and April 27, 2010 (although the additional $445,000 in principal is due December 27, 2009).  The Company intends to use the proceeds to fund performance bonding requirements on government construction contacts.

Loan Guarantees and Collateral Provided by Key Executives and Employees

In order to procure vehicle financing, leased facilities, and loans made to us, at various times Mr. Seddon and Mr. Sabha have acted as guarantors under such financing arrangements.

In 2008, Mr. Sabha also provided collateral in the amount of $247,000 in order to secure a performance bond required for a construction project.  The collateral is being held in a certificate of deposit in the name of Mr. Sabha, therefore no asset or liability is shown on the balance sheet of the Company.  The Company paid Mr. Sabha monthly interest at the annual rate of 7% for providing the collateral.  The collateral was released back to Mr. Sabha in February 2009.

APPROXIMATE NUMBER OF COMMON STOCK HOLDERS

Currently, there are 162 holders of record of the Company’s common stock as determined from the Company’s transfer agent’s list.  Such list does not include beneficial owners of securities whose shares are held in the names of various dealers and clearing agencies.

Of the 34,687,630 shares of common stock currently outstanding 28,606,666 shares of common stock are beneficially held by “affiliates” of the Company and 6,080,964 shares are held by non-affiliates of the Company. All shares of common stock registered pursuant to this Registration Statement will be freely transferable without restriction or registration under the Securities Act, except to the extent purchased or owned by our “affiliates” as defined for purposes of the Securities Act.

Currently, there are 3,477,553 outstanding warrants.

Currently, 34,687,630 shares of common stock are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.  The SEC has adopted final rules amending Rule 144 which became effective on February 15, 2008. Pursuant to the new Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405, ceases to be a “shell company” and files Form 10 information with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144.  Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities and Exchange Act of 1934 (the “Exchange Act”). Under the amended Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or an Issuer that has at anytime previously a reporting or non-reporting shell company as defined in Rule 405, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, the Company is not classified as a “shell company” under Rule 405 of the Securities Act; however, prior to the consummation of the 2007 Exchange Agreement on February 22, 2008, the Company was a “shell company.” As such, all restricted securities presently held by shareholders of the Company may not be resold in reliance on Rule 144 until: (1) the Company files Form 10 information with the SEC; (2) the Company has filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time the Company files the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. The Company filed a Form S-1 with the SEC on July 17, 2009. Accordingly, security holders of the Company may utilize Rule 144, assuming that the Company is current in its reporting requirements pursuant to the Exchange Act of 1934, as amended, beginning on July 17, 2010.

EXECUTIVE COMPENSATION

Board of Directors

All of our directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of shareholders and until their successors are chosen and qualified.  The Company has not yet identified members of the audit, nominating or compensation committees. The Company has five directors, two of whom (Mark S. Feldmesser and Frederico Pier) are independent.  The board of directors has determined that each of Messrs. Feldmesser and Pier is independent under the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ Stock Market.

Directors’ Compensation

	Fees
	Earned or			Non-equity Incentive	Non-qualified Deferred	All
	Paid in	Stock	Option	Plan	Compensation	Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total

Ryan Seddon
Mark S. Feldmesser	$4,000		$5511				$9511
Michael W. Yurkowsky	700		5511				6211
Robert P. Grammen
Federico Pier

We reimburse our directors for expenses incurred in connection with attending board meetings.  Directors also receive $8,000 annually in arrears in January and 12,000 stock options annually issued with a strike price 15% less than market price at time of issuance and 5 year exercise period.  Employees, who are also directors, receive the same compensation as for non-employee directors.

Executive Compensation

The compensation discussion addresses all compensation awarded to, earned by, or paid to the SSGI’s named executive officers.  As of December 31, 2008, two of our executive officers are currently earning compensation.   Set forth below is the aggregate compensation for services rendered in all capacities to us during our fiscal years ended December 31, 2008, 2007 and 2006 by our executive officers. Except as indicated below, none of our executive officers were compensated in excess of $100,000.

						Non-equity	Non-Qualified
Name and						Incentive	Deferred
Principal				Stock	Option	Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total

Ryan Seddon	2008	$211,600						$16,803	$228,403
Chairman, Chief	2007	193,800						14,907	208,707
Executive Officer	2006	120,000						15,049	135,049
Director

Vaughn Stoll	2008	112,642							112,642
Former Chief	2007	34,112							34,112
Financial Officer

The Company filed a Form S-1 with the SEC on July 17, 2009.  Accordingly, security holders of the Company may utilize Rule 144, assuming that the Company is current in its reporting requirements pursuant to the Exchange Act of 1934, as amended, on July 17, 2010.

Currently, non-qualified options to purchase 3,477,553 shares of common stock were outstanding.

The following table provides current information concerning unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer outstanding:

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED WARRANTS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED WARRANTS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED WARRANTS	WARRANTS EXERCISE PRICE	WARRANTS EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED

Ryan Seddon
Chairman, Chief Executive Officer and President	500,000			$0.63	2014

Rodger Rees
Chief Financial Officer	0	250,000	-0-	$0.25-$0.45	2014	250,000	$0.70	-0-	-0-

COMMON STOCK PURCHASE WARRANTS

We currently have outstanding common stock purchase warrants to purchase an aggregate of 3,477,553 shares of our common stock at exercise prices ranging from $0.25 per share to $1.00 per share. These warrants expire between June 2011 and December 2016. The exercise price of the warrants is subject to pro-rata adjustment in the event of stock splits, recapitalizations and similar corporate events.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-Laws allow for the indemnification of Company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN THE LAST FIVE YEARS

SSGI was incorporated in Florida on July 7, 1997 under the name All Product Distribution Corp.  On July 29, 1998, the Company changed its name to Phage Therapeutics International, Inc. (“Phage”).  On November 16, 2007, the Company changed its name from Phage to SSGI, Inc (“SSGI” or the Company).  SSGI is a holding company for our sole operating entity and wholly owned subsidiary, Surge Solutions Group, Inc. (“Surge”).  Surge was incorporated in Florida on November 26, 2001. On March 30, 2007, Surge changed its name from Surge Restoration, Inc. to Surge Solutions Group, Inc.

OUR COMPANY

The Company was incorporated in the State of Florida in July of 1997 as All Product Distribution Corp. One year later, the All Product Distribution Corp. changed its name to Phage Therapeutics International, Inc (“Phage”) in anticipation of entering the medical field. The Company did not commence operations. Phage was a reporting company under the Exchange Act of 1934 but deregistered in 2005.

On December 18, 2007, the Company entered into a Share Exchange Agreement (the “Agreement”) with Surge Solutions Group, Inc, a Florida corporation originally incorporated under the name of Surge Restoration, Inc. (“Surge”). Incorporated in November of 2001, Surge was formed to serve residential, commercial and industrial customers with their general contracting needs. The Company, through its relationships with insurance companies, performed extensive restoration work from hurricane storm damage and other insurance funded contracts. Also, the Company, through its relationship with a national retail building supply firm installed and serviced customer purchases as a preferred vendor. Prior to execution of the Agreement, the Company changed its name to SSGI, Inc.

Pursuant to the Share Exchange Agreement, in January and February of 2008, the Company affected a 35 to 1 reverse stock split thereby reducing the shares outstanding from 14,587,370 to 416,782 and the Company issued 33,025,000 shares of common stock to Surge in a 1 to 1 exchange. Surge became a 100% owned subsidiary of the Company and its sole operating company.

At inception, Surge’s primary focus was the insurance restoration industry.  At that time, management saw an industry trend towards vendor contractor programs as a means to reduce potential exposure for insurance companies with a focus to lower claim payouts by providing the insured with a pre-approved contractor that was using wholesale pricing in exchange for volume work.  Through good customer service and an aggressive marketing plan, we experienced significant business growth in this market through 2005 and 2006.  In order to maintain a diversified revenue stream and increase growth, management has streamlined the current business profile to include segments of the market:

•	Insurance restoration
•	Petroleum contracting
•	Commercial construction

The Company’s headquarters are located at 8120 Belvedere Road, Suite 4, West Palm Beach, Florida  33411 with its warehouse located at 8080 Belvedere Road, Suite 9 & 10, West Palm Beach, Florida 33411

REPORTS TO SECURITIES HOLDERS

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the issuance of shares of our common stock being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. As a result of the offering of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file quarterly and annual reports and other information with the SEC; and send a copy of our annual report together with audited financial statements to each of our shareholders. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the internet (http://www.sec.gov).

INDEX TO FINANCIAL STATEMENTS

SSGI, Inc. (f/k/a Phage Therapeutics International, Inc.)

Financial Statements - December 31, 2008 and 2007
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets	F-4
Statements of Operations	F-5
Statements of Change in Stockholders’ Deficit	F-6
Statements of Cash Flows	F-7
Notes to Financial Statements	F-8 to F-24
Interim Financial Statements - September 30, 2009
Balance Sheets (unaudited)	F-26
Statements of Operations (unaudited)	F-27
Statements of Change in Stockholders’ Deficit (unaudited)	F-28
Statements of Cash Flows (unaudited)	F-29
Notes to Financial Statements (unaudited)	F-30 to F-43

SSGI, INC.
(f/k/a PHAGE THERAPEUTICS INTERNATIONAL, INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
SSGI, Inc.(f/k/a Phage Therapeutics International, Inc.)

We have audited the accompanying balance sheets of SSGI, Inc. (f/k/a Phage Therapeutics International, Inc.) (“the Company”) as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SSGI, Inc. (f/k/a Phage Therapeutics International, Inc.) as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has insufficient working capital to fund ongoing operations and expects to incur further losses which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans are described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 2, the balance sheets as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended have been restated to reflect a change in the Company’s revenue recognition policy for its short term contracts.

/s/ Mallah Furman

Fort Lauderdale, Florida
March 26 , 2009 , except for
Note 2 which is as of
July 10, 2009

SSGI, INC.
(f/k/a PHAGE THERAPEUTICS INTERNATIONAL, INC.)
BALANCE SHEETS
DECEMBER 31, 2008 AND 2007

	2008	2007
	(restated)	(restated)
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$64,988	$56,736
Contracts receivable, net	339,914	21,151
Prepaid expenses	79,457	8,970
Costs and estimated earnings in excess of billings on uncompleted contracts	135,582	16,427
Total current assets	619,941	103,284

PROPERTY AND EQUIPMENT, NET	428,164	302,392

OTHER ASSETS	21,021	23,633
	$1,069,126	$429,309

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:

Accounts payable and accrued expenses	$734,113	$124,590
Borrowings under line of credit	-	375,000
Estimated losses on uncompleted contracts	59,354	-
Current portion of long term debt	100,292	52,270
Term loan payable	745,000	-
Current portion of due to stockholders	10,521	-
Billings in excess of costs and estimated earnings on uncompleted contracts	487,571	107,908
Total current liabilities	2,136,851	659,768

OTHER LIABILITIES:

Due to stockholders, net of current portion	143,259	-
Long term debt, net of current portion	271,159	161,721
Total liabilities	2,551,269	821,489

STOCKHOLDERS’ DEFICIT:

Common stock - $.0010 Par value, 100,000,000 shares authorized, 34,672,630 issued and outstanding in 2008 and 33,000,000 issued and outstanding in 2007	34,673	33,000
Additional paid in capital	2,720,494	1,374,600
Accumulated deficit	(4,237,310)	(1,799,780)
Total stockholders’ deficit	(1,482,143)	(392,180)
	$1,069,126	$429,309

The accompanying notes are an integral part of these financial statements.

SSGI, INC.
(f/k/a PHAGE THERAPEUTICS INTERNATIONAL, INC.)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
	(restated)	(restated)
CONTRACT REVENUES EARNED	$6,802,107	$1,821,735
COST OF REVENUES EARNED	6,942,944	1,843,825
Gross loss	(140,837)	(22,090)

GENERAL AND ADMINISTRATIVE EXPENSES
Payroll and related costs	1,202,430	849,649
Insurance	193,092	148,248
Marketing and advertising	178,930	62,090
Office and technology expenses	202,434	148,835
Professional fees	140,000	174,374
Auto and truck expense	133,987	87,165
Travel and entertainment	48,592	33,242
Bad debt expense	23,886	-
Depreciation and amortization	68,499	40,748
Other operating expenses	26,801	20,132
Total general and administrative expenses	2,218,651	1,564,483
Loss from operations	(2,359,488)	(1,586,573)

OTHER INCOME (EXPENSES):
Interest expense	(66,524)	(38,484)
Interest income	143	4,086
Loss on asset disposition	(13,136)	(503)
Other income	1,475	10,600
Legal settlement	-	(22,656)
Total other expenses	(78,042)	(46,957)
NET LOSS	$(2,437,530)	$(1,633,530)

Loss per share:
Basic and Diluted	$(0.072)	$(0.067)

Weighted Average Outstanding Shares:
Basic and Diluted	34,020,307	24,225,317

The accompanying notes are an integral part of these financial statements.

SSGI, INC.
(f/k/a PHAGE THERAPEUTICS INTERNATIONAL, INC.)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	Common Stock	Additional Paid In Capital	Retained earnings (accumulated deficit)	Receivables from Stockholders	Total
			(restated)		(restated)
BALANCE AT JANUARY 1, 2007	$100	$—	$103,395	$(304,777)	$(201,282)

Net loss	—	—	(1,633,530)	—	(1,633,530)

Issuance of stock net of related expenses of $105,000	32,900	1,374,600	—	—	1,407,500

Distributions	—	—	(269,645)	—	(269,645)

Collections on stockholders’ loans	—	—	—	304,777	304,777

BALANCE AT DECEMBER 31, 2007	33,000	1,374,600	(1,799,780)	—	(392,180)

Net loss	—	—	(2,437,530)	—	(2,437,530)

Issuance of stock net of related expenses of $89,635	1,656	1,189,209	—	—	1,190,865

Stocks and warrants issued as compensation	17	156,685	—	—	156,702

BALANCE AT DECEMBER 31, 2008	$34,673	$2,720,494	$(4,237,310)	$—	$(1,482,143)

The accompanying notes are an integral part of these financial statements.

SSGI, INC.
(f/k/a PHAGE THERAPEUTICS INTERNATIONAL, INC.)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
	(restated)	(restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,437,530)	$(1,633,530)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	129,256	74,101
Stock and warrants issued as compensation	156,702	-
Loss on disposal of assets	13,136	-
Estimated losses on contracts	59,354	-
(Increase) decrease in:
Contracts receivable	(318,767)	23,992
Prepaid expenses	(70,487)	(8,090)
Costs and estimated earnings in excess of billings on uncompleted contracts	(119,150)	(16,426)
Other assets	2,612	(22,021)
Increase (decrease) in:
Accounts payable and accrued expenses	609,523	3,423
Billings in excess of costs and estimated earnings on uncompleted contracts	379,662	71,991

Net cash used in operating activities	(1,595,689)	(1,506,560)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	106,229	-
Purchase of equipment, net	(116,820)	(34,440)
Net cash used in investing activities	(10,591)	(34,440)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under line of credit/term loan payable	370,000	205,000
Due to stockholders	153,780	304,778
Payments on debt, net	(100,113)	(56,345)
Distributions to stockholders	-	(269,645)
Proceeds from issuance of stock	1,190,865	1,407,500
Net cash provided by financing activities	1,614,532	1,591,288

CHANGE IN CASH AND CASH EQUIVALENTS	8,252	50,288

Cash and cash equivalents at beginning of the year	56,736	6,448

Cash and cash equivalents at end of year	$64,988	$56,736

SUPPLEMENTAL CASH FLOW INFORMATION

Interest paid during the year	$66,524	$38,484

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Purchase of vehicles with long-term debt	$257,573	$152,104

The accompanying notes are an integral part of these financial statements.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 –	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

SSGI, Inc. (the “Company”) was incorporated under the laws of the State of Florida as Phage Therapeutics International, Inc. on December 26, 1996. The Company was a public shell whose stock is traded in the Pink Sheets Electronic Over the Counter Markets.  In February 2008, through a share exchange, the company acquired Surge Solutions Group, Inc. (“Surge”) As a consequence of the latter exchange, which qualified as a reverse merger, Surge became the accounting acquirer and the reporting entity prospectively.

The Company specializes in petroleum contracting and general construction in Florida including insurance restoration, installation services for large scale national home improvement chains, new commercial construction, and post construction finish and customization work.  The Company ’ s work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions.  The length of the Company’s contracts typically range from three months or less to one year.

Company’s Ability to Continue as a Going Concern

At December 31, 2008, the Company has not yet achieved profitable operations, has insufficient working capital to fund ongoing operations and expects to incur further losses. These circumstances cast substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and to obtain the necessary financing to meet its obligations and repay its liabilities arising during the normal business operations.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations. Realization values may be substantially different from carrying values as shown in the financial statements and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

Use of estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities and the reported revenues and expenses.  Actual results could vary from the estimates that were used. The significant areas requiring management’s estimates and assumptions relate to determining the fair value of stock-based compensation, fair value of shares issued for services and the determination of percentage of completion in connection with the recognition of profit on customer contracts.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 –	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Reclassification

Certain reclassifications were made to the 2007 financial statements to conform to the 2008 presentation.

Cash and cash equivalents

For the purpose of reporting cash flows, the Company has defined cash equivalents as those highly liquid investments purchased with an original maturity of three months or less.

Revenue and cost recognition

The Company uses the cost to cost method to arrive at the percentage-of-completion for long-term contracts more than three months in duration. Revenue of individual long-term contracts are included in operations as the project is completed by using costs incurred to date in relation to the estimated total costs of the contracts to measure the stage of completion. Original contract prices are adjusted for change orders in the amounts that are reasonably estimated based on the Company’s historical experience. The cumulative effects of changes in estimated total contract costs and revenues (change orders) are recorded in the period in which the facts requiring such revisions become known, and are accounted for using the percentage-of-completion method. At the time it is determined that a contract is expected to result in a loss, the entire estimated loss is recorded.

Contract costs include all direct material, subcontractors and direct labor and those indirect costs related to contract performance, such as indirect labor and supplies.  Selling, general, and administrative expenses are charged to operations as incurred.

Prior to the restatement disclosed in Note 2, the Company used the completed-contract method of accounting for short-term contracts less than three months in duration. Accordingly, revenue and costs of individual short-term contracts were included in operations in the period during which they were completed. Losses expected to be incurred on contracts in progress were charged to operations in the period such losses were determined. The aggregate of costs on uncompleted contracts in excess of related billings was shown as a current asset while the aggregate of billings on uncompleted contracts in excess of related costs was shown as a current liability.

Contracts Receivable

Contracts receivable are customer obligations due under contractual terms. The Company sells its services primarily to residential, commercial, and retail customers.  On most projects, the Company has liens rights under Florida law which are typically enforced on balances not collected within 90 days.   The Company includes any balances that are determined to be uncollectible along with a general reserve in its overall allowance for doubtful accounts.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 –	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

Financial instruments consist of cash and cash equivalents, contracts receivable, accounts payable and accrued expenses, borrowings under line of credit, and debt. The carrying values of these instruments approximate their fair values due to their relatively short lives to maturity.  The fair value of borrowings under the line of credit and debt also approximate fair market value, as these amounts are due at rates which are compatible to market interest rates.

Concentration of Credit Risk

The Company maintains its cash balances with a high quality financial institution which the Company believes limits its risk.  The balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000.

The Company has accounts receivable from customers engaged in various industries.  These industries may be affected by economic factors, which may impact the customer’s ability to pay.  The Company does not believe that any single customer, industry, or concentration in a geographic area represents significant credit risk.

Income Taxes

In 2007, the Company revoked its election under Subchapter S of the Internal Revenue Code thus opting to be taxed as a C Corporation. Income taxes are accounted for under the asset and liability method as stipulated by Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS 109, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date.  Deferred tax assets are reduced to estimated amounts to be realized by the use of a valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized.

Effective January 1, 2008, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. (“FIN”) 48, “Accounting for Uncertainties in Income Taxes”, an interpretation of SFAS No. 109. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes”.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 –	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment is stated at cost net of accumulated depreciation and amortization.  Depreciation is computed using the straight-line method over the useful life of the related asset.  Amortization of leasehold improvements is computed using the straight-line method over the term of the related lease.  Capital expenditures that extend the useful life of an asset are capitalized and depreciated over the remaining useful life of such asset.  Maintenance and repairs that do not extend the life of an asset are charged to expense when incurred.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share”, which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) before and after discontinued operations, by the weighted average number of common shares outstanding (denominator) during the period, including contingently issuable shares where the contingency has been resolved. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted loss per share excludes all dilutive potential shares as if their effect is anti-dilutive.

Stock Based Compensation

The Company applies the fair value method of Statement of Financial Accounting Standards No. 123R, “Accounting for Stock Based Compensation” (“SFAS No. 123R”) in accounting for its stock based compensation. SFAS No. 123R is a revision of SFAS No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS No. 123R addresses all forms of share-based payment awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, stock-based awards result in a cost that will be measured at fair value on the award’s grant date, based on the estimated number of awards that are expected to vest that will result in a charge to operations.

Common Stock Purchase Warrants

The Company accounts for common stock purchase warrants at fair value in accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Practically Settled in, a Company’s Own Stock”.  The Black-Scholes option pricing valuation method is used to determine fair value of these warrants.  Use of this method requires that the Company make assumptions regarding stock volatility, dividend yields, expected term of the warrants and risk-free interest rates.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 –	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement No. 141 (revised 2007) Business Combinations. This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquirer), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. This Statement applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We will adopt this statement on January 1, 2009.  The Company is currently evaluating the impact of adopting the provisions of SFAS No. 141(r) but does not believe that the adoption of SFAS No. 141(r) will materially impact its financial position, cash flows, or results of operations.

In December 2007, the FASB issued Statement No. 160 Non controlling Interests in Financial Statements—an amendment of ARB No. 51. This statement requires that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the statement of financial position within equity, but separate from the parent’s equity. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. We will adopt this statement on January 1, 2009 .   The Company is currently evaluating the impact of adopting the provisions of SFAS No. 160 but does not believe that the adoption of SFAS No. 160 will materially impact its financial position, cash flows, or results of operations.

NOTE 2 –	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The accompanying 2008 and 2007 financial statements have been restated to reflect a change in the Company’s revenue recognition policy for its short term contracts.  The Company had previously used the completed contract method of accounting for short-term contracts less than three months in duration and the percentage of completion method for all other contracts. Under the completed contract method, revenues and costs of individual short-term contracts were included in operations in the year during which they were completed. Although using both methods simultaneously is an accepted accounting practice, the Company now desires to only use the percentage of completion method to allow for a more consistent presentation of revenue, cost of revenue and gross profit. This restatement does not affect the ultimate gross profit and cash flows on the contracts, but only the timing of the gross profit recognition.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 2 –	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (continued)

Set forth below are the effect of the restatement to the various financial statement captions:

	For the Years Ended
	December 31,
Balance sheets	2008	2007

Contracts receivable as reported	$339,914	$36,151
Restatement	-	(15,000)

Contracts receivable as restated	$339,914	$21,151

Costs and estimated earnings in excess of billings on uncompleted contracts as reported	$127,826	$11,028
Restatement	7,756	5,399

Costs and estimated earnings in excess of billings on uncompleted contracts as restated	$135,582	$16,427

Accounts payable and accrued expenses as reported	$734,113	$139,315
Restatement	-	(14,725)

Accounts payable and accrued expenses as restated	$734,113	$124,590

Billings in excess of costs on uncompleted contracts as reported	$60,222	$18,651
Restatement	(60,222)	(18,651)

Billings in excess of costs on uncompleted contract as restated	$-	$-

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 2 –	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (continued)

	For the Years Ended
	December 31,
	2008	2007
Billings in excess of costs and estimated earnings on on uncompleted contracts as reported	$426,253	$69,314
Restatement	61,318	38,594

Billings in excess of costs and estimated earnings on uncompleted contracts as restated	$487,571	$107,908

Accumulated deficit as reported	$(4,243,970)	$(1,784,961)
Restatement	6,660	(14,819)

Accumulated deficit as restated	$(4,237,310)	$(1,799,780)

Stockholders ’ deficit as reported	$(1,488,803)	$(377,361)
Restatement	6,660	(14,819)

Stockholders’ deficit as restated	$(1,482,143)	$(392,180)

Statements of Operations

Revenue as reported	$6,721,256	$1,900,808
Restatement	80,851	(79,073)

Revenue as restated	$6,802,107	$1,821,735

Cost of revenues earned as reported	$6,883,572	$1,864,599
Restatement	59,372	(20,774)

Cost of revenues earned as restated	$6,942,944	$1,843,825

Gross (loss)profit as reported	$(162,316)	$36,209
Restatement	21,479	(58,299)

Gross loss as restated	$(140,837)	$(22,090)

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 2 –	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (continued)

	For the Years Ended
	December 31,
	2008	2007

Net loss as reported	$(2,459,009)	$(1,575,231)
Restatement	21,479	(58,299)

Net loss as restated	$(2,437,530)	$(1,633,530)

Basic and diluted loss per share as reported	$(0.072)	$(0.065)
Restatement	-	(0.002)

Basic and diluted loss per share as restated	$(0.072)	$(0.067)

Statements of Cash Flows

Net loss as reported	$(2,459,009)	$(1,575,231)
Restatement	21,479	(58,299)

Net loss as restated	$(2,437,530)	$(1,633,530)

(Increase) Decrease in contracts receivable as reported	$(303,763)	$8,992
Restatement	(15,004)	15,000

(Increase) Decrease in contracts receivable as restated	$(318,767)	$23,992

Increase in costs and estimated earnings in excess of billings on uncompleted contracts as reported	$(116,798)	$(11,028)
Restatement	(2,352)	(5,398)

Increase in costs and estimated earnings in excess of billings on uncompleted contracts as restated	$(119,150)	$(16,426)

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 2 –	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (continued)

	For the Years Ended
	December 31,
	2008	2007

Increase in accounts payable and accrued expenses as reported	$594,798	$18,148
Restatement	14,725	(14,725)

Increase in accounts payable and accrued expenses as restated	$609,523	$3,423

Increase in billings in excess of costs on uncompleted contracts as reported	$41,571	$(60,744)
Restatement	(41,571)	60,744

Increase in billings in excess of costs on uncompleted contracts as restated	$-	$-

Increase in billings in excess of costs and estimated earnings on uncompleted contracts as reported	$356,939	$69,314
Restatement	22,723	2,677

Increase in billings in excess of costs and estimated earnings on uncompleted contracts as restated	$379,662	$71,991

NOTE 3 –	LINE OF CREDIT AND TERM LOAN PAYABLE

In November of 2007, a financial institution extended the Company a line of credit in the amount of $750,000. At December 31, 2007 the balance due on the line of credit was $375,000.  In November of 2008, with a balance due of $745,000, the Company converted the line of credit to a term loan that required monthly interest payments at the Prime Rate plus 1.5% until December 3, 2008. The balance on the term loan at December 31, 2008 was $745,000. Thereafter, the Company was required to make monthly principal and interest payments of $35,000 with the first payment due on January 3, 2009. The note was due in full on June 3, 2009.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 4 –	CONTRACTS RECEIVABLE

Contracts receivable as of December 31, 2008 and 2007 are as follows:

	2008	2007
	(restated)	(restated)

Completed contracts	$144,255	$21,151
Contracts in progress	206,172	-
Allowance for doubtful accounts	(10,513)	-
	$339,914	$21,151

NOTE 5 –	COST AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS UNDER THE PERCENTAGE OF COMPLETION METHOD

	2008	2007
	(restated)	(restated)

Costs incurred on uncompleted contracts	$2,438,797	$546,834
Estimated earnings	62,605	19,994
Less: Billings to date	(2,853,391)	(658,309)
	$(351,989)	$(91,481)

	2008	2007
	(restated)	(restated)
Included in accompanying balance sheets under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	$135,582	$16,427

Billings and excess of costs and estimated earnings on uncompleted contracts	(487,571)	(107,908)
	$(351,989)	$(91,481)

NOTE 6 –	INCOME TAXES

A reconciliation of the differences between the effective income tax rate and the statutory federal tax rate for 2008 and 2007 are as follows:

	2008	2007
Tax benefit at U.S. statutory rate	34.00%	34.00%
State taxes, net of federal benefit	3.63	3.63
Change in valuation allowance	(37.63)	(37.63)
	-%	-%

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 6 –	INCOME TAXES (continued)

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2008 and 2007 consisted of the following:

Deferred Tax Assets	2008	2007
	(restated)	(restated)
Net Operating Loss Carryforward	$1,400,000	$474,000
Other	202,971	100,325
Total Deferred Tax Assets	1,602,971	574,325
Deferred Tax Liabilities	(57,215)	-
Net Deferred Tax Assets	1,545,756	574,325
Valuation Allowance	(1,545,756)	(574,325)
Total Net Deferred Tax Assets	$-	$-

As of December 31, 2008, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $3,600,000 that may be offset against future taxable income through 2027.  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.  No tax asset has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry-forwards will expire unused.  Accordingly, the potential tax benefits of the loss carry forwards are offset by a valuation allowance of the same amount.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) effective January 1, 2008. The purpose of FIN 48 is to clarify and set forth consistent rules for accounting for uncertain tax positions in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. The cumulative effect of applying the provisions of this interpretation are required to be reported separately as an adjustment to the opening balance of retained earnings in the year of adoption. The adoption of this standard did not have an impact on the financial condition or the results of the Company’s operations.

The Company was an “S” Corporation up to March 31, 2007, therefore not subject to the requirements of SFAS 109.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 7 –	PROPERTY AND EQUIPMENT, NET

 Property and equipment consist of the following as of December 31, 2008 and 2007:

Category	Estimated Useful Lives	2008	2007

Tools and equipment	7 Years	$98,070	$21,634
Leasehold Improvements	2 Years	28,801	4,934
Vehicles	5 Years	431,714	343,497
Office equipment	5-7 Years	50,574	61,441
		609,159	431,506
Less: accumulated depreciation and amortization		180,995	129,114
		$428,164	$302,392

The Company allocates a portion of its depreciation and amortization expense to cost of revenues earned. Total depreciation and amortization for 2008 and 2007 amounted to $129,256 and $74,101, respectively. The unallocated portion for 2008 and 2007 is $68,499 and $40,748, respectively.

NOTE 8 –	RETIREMENT PLAN

The Company’s 401(k) savings plan allows all qualified employees to participate.  The plan is a defined contribution retirement plan. Under the agreement the Company contributes to the plan a portion of employee contributions plus additional funds at its discretion.  All contributions are subject to certain limitations and are allocated to each individual’s account in the plan.  At the option of the participants, plan funds are invested in various pooled investments offered by the Trustee.  The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  The Company contributed approximately $55,755 and $14,683 to the plan in 2008 and 2007, respectively.

NOTE 9 –	COMMON STOCK PURCHASE WARRANTS

During 2008, the Company completed private placements resulting in the issuance of units consisting of one share of Company restricted common stock and one warrant (each warrant is exercisable into one share of Company restricted common stock).  As part of the transaction, the Company also issued common stock purchase warrants to certain individuals who assisted with the private placement. There was no value assigned to these warrants when they were granted.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 9 –	COMMON STOCK PURCHASE WARRANTS (continued)

The Company also issued common stock purchase warrants to certain employees as part of their compensation package.  The value assigned to these warrants was calculated using the Black-Scholes option pricing model.

A summary of the change in common stock purchase warrants for the year ended December 31, 2008 is as follows:

	Number of Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance, December 31, 2007	-	-	-
Warrants issued	2,734,054	$0.59	4.58
Warrants exercised	-	-	-
Warrants expired	-	-	-
Balance, December 31, 2008	2,734,054	$0.59	4.58

The balance of outstanding and exercisable common stock warrants as at December 31, 2008 is as follows:

Number of Warrants Outstanding	Exercise Price	Remaining Contractual Life (Years)
2,734,054	$0.59	2.5 - 5.0

The fair value of stock purchase warrants granted using the Black-Scholes option pricing model was calculated using the following assumptions:

	Years Ended December 31,
	2008	2007
Risk free interest rate	.5% - 1.5%	Not applicable
Expected volatility	20% - 86%	Not applicable
Expected term of stock warrant in years	2.5 - 4.75	Not applicable
Expected dividend yield	0%	Not applicable
Average value per option	.13 - .57	Not applicable

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 9 –	COMMON STOCK PURCHASE WARRANTS (continued)

Expected volatility is based on historical volatility of the Company and other comparable companies. Short Term U.S. Treasury rates were utilized.  The expected term of the options was calculated using the alternative simplified method permitted by SAB 107, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period for all option tranches.  Since trading volumes and the number of unrestricted shares are very small compared to total outstanding shares, the value of the warrants was decreased for lack of marketability.

NOTE 10 –	COMMITMENTS

As of December 31, 2008, the Company was committed under leases for the following facilities:

Facility	Monthly Lease Payment	Term
Warehouse, West Palm Beach, Florida	$3,000	Through July 2010
Headquarters, West Palm Beach, Florida	$2,550	Through July 2010
Satellite Office, Ormond Beach, Florida	$1,370	Through May 2009

Rent expense for the years ended December 31, 2008 and 2007 was approximately $119,000 and $41,000, respectively. These amounts have been allocated to costs of revenues earned and general and administrative, respectively.

As of December 31, 2008, the Company was committed under a vehicle lease for $448 per month through February 2011.

Future minimum lease payments as of December 31, 2008 are as follows:

Year	Amount
2009	$78,826
2010	44,226
Thereafter	-
TOTAL	$123,052

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 11 – LONG TERM DEBT

A summary of long-term debt as of December 31, 2008 and 2007 is as follows:

	2008	2007
7.99% notes payable to Chrysler Financial collateralized by vehicles and guaranteed by founding stockholders. Due in monthly installments of $881 including interest through 2012.	$32,389	$57,789

8.75% to 8.99% notes payable to Ford Credit collateralized by vehicles and guaranteed by founding stockholders. Due in monthly installments of $2,918 including interest through 2013.	108,381	97,239

6.50% to 7.15% notes payable to Wachovia Bank collateralized by vehicles and guaranteed by founding stockholders. Due in monthly installments of $5,654 including interest through 2012.	195,052	19,000

7.50% note payable to Wells Fargo collateralized by a vehicle and equipment. Due in monthly installments of $967 including interest through 2012.	35,629	-

5.84% note payable to Pentagon Federal Credit Union collateralized by a vehicle and guaranteed by founding stockholders. Note settled in 2008.	-	18,565

6.65% to 6.79% notes payable to Riverside Federal Credit Union collateralized by vehicles and guaranteed by founding stockholders. Note settled in 2008.	-	21,398
	371,451	213,991
Less current portion of long term debt	100,292	52,270
	$271,159	$161,721

Maturities of long-term debt for the years subsequent to December 31, 2008 are as follows:

Year	Amount
2009	$100,292
2010	108,089
2011	112,154
2012	43,740
2013	7,176
TOTAL	$371,451

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 12 – MAJOR CUSTOMERS

In 2008 and 2007, two of the Company’s major customers contributed more than 10% of revenues.  Revenues from these customers were approximately $1,400,000 and $700,000 during the years ended December 31, 2008 and 2007, respectively.  In addition, the Company’s revenue stream has moved into the direction of petroleum contracting.  The Company expects petroleum contracting to be a primary source of revenue in the near future.  A change in the demand for petroleum contracting could affect operating results.

NOTE 13 – MAJOR SUBCONTRACTOR

In 2008, the Company had two major subcontractors, while in 2007, the Company had one major subcontractor.  During the years ended December 31, 2008 and 2007, the Company paid its major subcontractors, approximately $1,730,000 and $615,000, respectively, for subcontracting work. The amounts paid approximated 25% and 35%, respectively, of contract costs incurred during the periods. A change in these vendors could cause delays in the Company’s contracts, which could ultimately affect operating results.

NOTE 14 – RELATED PARTY TRANSACTIONS

In order to procure vehicle financing and leased facilities, at various times the founding stockholders of the Company have acted as guarantors under such financing arrangements.  Founding stockholders have also loaned the Company a total of $153,780 as of December 31, 2008.  Beginning in November 2008, these stockholder loans will accrue interest at rates ranging between 7.5% to 8.5%.  In addition, the company purchased insurance through the spouse of a corporate officer via an arm’s length transaction.

In 2008, a founding stockholder of the Company also provided collateral in the amount of $247,000 in order to secure a performance bond required for a construction project.  The collateral is being held in a certificate of deposit in the name of the stockholder, so no asset or liability is shown on the balance sheet of the Company.  The Company is currently paying the stockholder interest monthly at the annual interest rate of 7% for providing the collateral.  The collateral is estimated to be released back to the stockholder in the first six months of 2009.

NOTE 15 – LEGAL MATTERS

The Company is a party in legal proceedings in the ordinary course of business.  While the alleged damages could be greater than $15,000, these proceedings are in the discovery stages and therefore there is no specific amount of damage asserted against the Company.  The outcome of the Company’s legal proceedings is unknown, but it is the opinion of management that the outcome of the legal proceedings will not have a significant adverse impact on the Company’s financial statements.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 16 – SUBSEQUENT EVENTS

In January and February 2009, founding stockholders loaned the Company an additional $685,000.  These stockholder loans will accrue interest at 8% and have a maturity date of December 31, 2011.

SSGI, INC.
(f/k/a PHAGE THERAPEUTICS INTERNATIONAL, INC.)
INTERIM FINANCIAL STATEMENTS
September 30, 2009

SSGI, INC.
(f/k/a PHAGE THERAPEUTICS INTERNATIONAL, INC.)
BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$99,241	$64,988
Restricted cash deposits	806,473
Contracts receivable, net	1,767,948	339,914
Prepaid expenses	32,574	79,457
Costs and estimated earnings in excess of billings on uncompleted contracts	145,732	135,582
Total current assets	2,851,968	619,941

PROPERTY AND EQUIPMENT, NET	335,988	428,164

OTHER ASSETS	26,750	21,021
	$3,214,706	$1,069,126

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:

Accounts payable and accrued expenses	$1,615,508	$734,113
Estimated losses on uncompleted contracts	-	59,354
Current portion of notes payable	82,290	100,292
Promissory note payable	453,116	745,000
Term note payable, related party	1,238,971	-
Current portion of due to stockholders	11,170	10,521
Billings in excess of costs and estimated earnings on uncompleted contracts	448,126	487,571
Total current liabilities	3,849,181	2,136,851

OTHER LIABILITIES:

Due to stockholders, net of current portion	1,200,497	143,259
Notes payable, net of current portion	143,870	271,159
Total liabilities	5,193,548	2,551,269

STOCKHOLDERS' DEFICIT:

Common stock - $.0010 Par value, 100,000,000 shares authorized, 34,687,630 and 34,672,630 shares issued and outstanding in in 2009 and 2008, respectively.	34,688	34,673
Additional paid in capital	3,105,846	2,720,494
Accumulated deficit	(5,119,376)	(4,237,310)
Total stockholders' deficit	(1,978,842)	(1,482,143)

	$3,214,706	$1,069,126

The accompanying notes are an integral part of these interim financial statements.

SSGI, Inc.
(f/k/a PHAGE THERAPEUTICS INTERNATIONAL, INC.)
STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended September 30,
	2009	2008
		(restated)
CONTRACT REVENUES EARNED	$5,512,077	$4,327,538
COST OF REVENUES EARNED	4,744,026	4,345,014
Gross profit (loss)	768,051	(17,476)

GENERAL AND ADMINISTRATIVE EXPENSES
Payroll and related costs	661,452	936,671
Insurance	146,142	137,567
Marketing and advertising	103,471	132,979
Office and technology expenses	112,824	177,818
Professional fees	206,770	98,903
Auto and truck expense	53,038	115,608
Travel and entertainment	13,346	34,321
Depreciation and amortization	37,098	52,342
Other operating expenses	34,617	17,402
Total general and admistrative expenses	1,368,758	1,703,611
Loss from operations	(600,707)	(1,721,087)

OTHER INCOME (EXPENSES):
Interest expense	(101,531)	(43,717)
Interest income	49	105
Financing costs	(181,201)	-
Loss on asset disposition, net	(2,305)	(15,995)
Other income	3,629	1,175
Total other expenses	(281,359)	(58,432)
NET LOSS	$(882,066)	$(1,779,519)

Loss per share
Basic and diluted	$(0.025)	$(0.052)

Weighted Average Outstanding Shares
Basic and diluted	34,681,361	34,039,177

The accompanying notes are an integral part of these interim financial statements.

SSGI, INC.
(f/k/a PHAGE THERAPEUTICS INTERNATIONAL, INC.)
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM DECEMBER 31, 2008 TO SEPTEMBER 30, 2009
(Unaudited)

	Common	Additional	Accumulated
	Stock	Paid In Capital	Deficit	Total

BALANCE AT DECEMBER 31, 2008	$34,673	$2,720,494	$(4,237,310)	$(1,482,143)
Net loss	-	-	(882,066)	(882,066)
Stock and warrants issued as compensation	15	204,151	-	204,166
Warrants issued as financing costs	-	181,201	-	181,201

BALANCE AT SEPTEMBER 30, 2009	$34,688	$3,105,846	$(5,119,376)	$(1,978,842)

The accompanying notes are an integral part of these interim financial statements.

SSGI, INC.
(f/k/a PHAGE THERAPEUTICS INTERNATIONAL, INC.)
STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2009	2008
		(restated)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(882,066)	$(1,779,519)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	91,952	91,468
Warrants issued for compensation	204,166	100,971
Warrants issued as financing costs	181,201	-
Estimated losses on contracts	(59,354)	-
Loss on disposition of assets	2,305
(Increase) decrease in:
Contracts receivable	(1,428,034)	(249,959)
Prepaid expenses	46,883	(9,765)
Costs and estimated earnings in excess of billings on uncompleted contracts	(10,150)	(197,100)
Other assets	(9,212)	(2,521)
Increase in:
Accounts payable and accrued expenses	881,395	567,545
Billings in excess of costs and estimated earnings on uncompleted contracts	(39,445)	269,703

Net cash (used in) operating activities	(1,020,359)	(1,209,177)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposition of assets	9,400	-
Deposits of restricted cash	(806,473)	-
Purchase of equipment, net	(34,497)	(30,706)
Net cash (used) in investing activities	(831,570)	(30,706)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term note payable, related party and promissory note payable	1,238,971	370,000
Payments of promissory note payable, notes payable and stockholder loans	(418,442)	(77,493)
Advances from stockholders	1,065,653	156,327
Proceeds from issuance of stock	-	818,865
Net cash provided by financing activities	1,886,182	1,267,699

CHANGE IN CASH AND CASH EQUIVALENTS	34,253	27,816

Cash and cash equivalents at beginning of the period	64,988	56,736

Cash and cash equivalents at end of the period	$99,241	$84,552

SUPPLEMENTAL CASH FLOW INFORMATION

Interest paid during the period	$94,192	$43,717

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Purchase of vehicles with long-term debt	$-	$227,414

The accompanying notes are an integral part of these interim financial statements.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 1 –	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

SSGI, Inc. (the “Company”) was incorporated under the laws of the State of Florida as Phage Therapeutics International, Inc. on December 26, 1996. The Company was a public shell whose stock is traded in the Pink Sheets Electronic Over-the-Counter Markets.  In February 2008, through a share exchange, the company acquired Surge Solutions Group, Inc. (“Surge”) As a consequence of the latter exchange, which qualified as a reverse merger, Surge became the accounting acquirer and the reporting entity prospectively.

The Company specializes in petroleum contracting and general construction in Florida including insurance restoration, new commercial construction, and post construction finish and customization work.  The Company's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions.  The length of the Company's contracts typically range from three months or less to one year.
.
Interim Financial Statements

Although the Company is not a Securities Exchange Commission registrant, these financial statements have been prepared in accordance with the rules of interim financial statements stipulated in Regulation S-X. In the opinion of management, such financial statements include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the financial position and the results of operations. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The balance sheet information as of December 31, 2008 was derived from the audited financial statements. The interim financial statements should be read in conjunction with those statements.

Company’s Ability to Continue as a Going Concern

At September 30, 2009, the Company had not yet achieved profitable operations, had insufficient working capital to fund ongoing operations and expects to incur further losses. These circumstances cast doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations. Realization values may be substantially different from carrying values as shown in the financial statements and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 1 –	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities and the reported revenues and expenses.  Actual results could vary from the estimates that were used. The significant areas requiring management’s estimates and assumptions relate to determining the fair value of stock-based compensation, fair value of shares issued for services and the determination of percentage of completion in connection with the recognition of profit on customer contracts.

Reclassification

Certain reclassifications were made to the 2008 statements of operations and cash flows to conform to the 2009 presentation.

Revenue and cost recognition

The Company uses the cost to cost method to arrive at the percentage-of-completion for all contracts. Revenue of individual long-term contracts are included in operations as the project is completed by using costs incurred to date in relation to the estimated total costs of the contracts to measure the stage of completion. Original contract prices are adjusted for change orders in the amounts that are reasonably estimated based on the Company’s historical experience. The cumulative effects of changes in estimated total contract costs and revenues (change orders) are recorded in the period in which the facts requiring such revisions become known, and are accounted for using the percentage-of-completion method. At the time it is determined that a contract is expected to result in a loss; the entire estimated loss is recorded.

Contract costs include all direct material, subcontractors and direct labor and those indirect costs related to contract performance, such as indirect labor and supplies.  Selling, general, and administrative expenses are charged to operations as incurred.

Prior to the restatement disclosed in Note 2, the Company used the completed-contract method of accounting for short-term contracts less than three months in duration. Accordingly, revenue and costs of individual short-term contracts were included in operations in the period during which they are completed. Losses expected to be incurred on contracts in progress were charged to operations in the period such losses were determined. The aggregate of costs on uncompleted contracts in excess of related billings was shown as a current asset while the aggregate of billings on uncompleted contracts in excess of related costs was shown as a current liability.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 1 –	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

For the purpose of reporting cash flows, the Company has defined cash equivalents as those highly liquid investments purchased with an original maturity of three months or less.

Contracts Receivable

Contracts receivable are customer obligations due under contractual terms. The Company sells its services primarily to residential, commercial, and retail customers.  On most projects, the Company has liens rights under Florida law which are typically enforced on balances not collected within 90 days. The Company includes any balances that are determined to be uncollectible along with a general reserve in its overall allowance for doubtful accounts.

Income Taxes

In 2007, the Company revoked its election under Subchapter S of the Internal Revenue Code thus opting to be taxed as a C Corporation. Income taxes are accounted for under the asset and liability method prescribed by the Accounting Standard Codification (“ASC”) 740, Income Taxes, formerly Statement of Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date.  Deferred tax assets are reduced to estimated amounts to be realized by the use of a valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized.

Effective January 1, 2008, the Company adopted the provisions of ASC 740-10, Accounting for Income Taxes; formerly Financial Accounting Standards Board Interpretation (“FIN”) No. 48, “Accounting for Uncertainties in Income Taxes”, which contains a two-step approach to recognizing and measuring uncertain tax positions as well as the disclosure of interest and penalties. ASC 740-10 established provisions for the accounting treatment and disclosures of income taxes in interim periods including transition relating to the adoption of ASC 740-10.

Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred. Marketing and advertising costs for the nine months ended September 30, 2009 and 2008 were $109,471 and $132,979, respectively.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 1 –	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

Financial instruments consist of cash and cash equivalents, restricted cash deposits, contracts receivable, accounts payable and accrued expenses, notes payable, and due to stockholders.  The carrying values of these instruments approximate their fair values due to their relatively short lives to maturity.  The fair value of notes payable and due to stockholders approximate fair market value, as these amounts are due at rates which are compatible to market interest rates.

Stock Based Compensation

The Company applies the fair value method of ASC 718, Share Based Payment, formerly Statement of Financial Accounting Standards ("SFAS”) No. 123R “Accounting for Stock Based Compensation", in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. As the Company does not have sufficient, reliable and readily determinable values relating to its common stock, the Company has used the stock value pursuant to its most recent sale of stock for purposes of valuing stock based compensation.

Property and Equipment

Property and equipment is stated at cost net of accumulated depreciation and amortization.  Depreciation is computed using the straight-line method over the useful life of the related asset.  Amortization of leasehold improvements is computed using the straight-line method over the term of the related lease.  Capital expenditures that extend the useful life of an asset are capitalized and depreciated over the remaining useful life of such asset.  Maintenance and repairs that do not extend the life of an asset are charged to expense when incurred.

Concentration of Credit Risk

The Company maintains its cash balances with a high quality financial institution which the Company believes limits its risk.  The Company places its cash in bank deposit accounts that, at times, may exceed federally insured limits. The balances are insured by the Federal Deposit
Insurance Corporation (FDIC) and Securities Investor Protection Corporation (SIPC) up to $250,000.

The Company has accounts receivable from customers engaged in various industries.  These industries may be affected by economic factors, which may impact the customer’s ability to pay.  The Company does not believe that any single customer, industry, or concentration in a geographic area represents significant credit risk.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 1 –	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock Purchase Warrants

The Company accounts for common stock purchase warrants at fair value in accordance with ASC 815-40 Derivatives and Hedging, formerly (“EITF”) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to and Practically Settled in, a Company’s Own Stock”.  The Black-Scholes option pricing valuation method is used to determine fair value of these warrants consistent with ASC 718, Share Based Payment, formerly Statement of Financial Accounting Standards ("SFAS”) No. 123R “Accounting for Stock Based Compensation. Use of this method requires that the Company make assumptions regarding stock volatility, dividend yields, expected term of the warrants and risk-free interest rates.

We account for transactions in which services are received in exchange for equity instruments based on the fair value of such services received from non-employees, in accordance with ASC 505-50 Equity Based Payments to Non-employees, formerly Emerging Issues Task Force Issue (“EITF”) No. 96-18, Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standard Board (“FASB”) issued Statement No. 141 (revised 2007) Business Combinations, now codified as ASC 805, Business Combinations. This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquirer), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. This Statement applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not believe that the adoption of ASC 805, if applicable, will materially impact its financial position, cash flows, or results of operations.

In December 2007, the FASB issued guidance which is now part of ASC 810-10 Non controlling Interests in Financial Statements—an amendment of ARB No. 5, formerly the Statement of Financial Accounting Standards (“SFAS”) 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. This statement requires that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the statement of financial position within equity, but separate from the parent’s equity. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). The Company does not believe that the adoption of ASC 810-10, if applicable, will materially impact its financial position, cash flows, or results of operations.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 2 –	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The accompanying 2008 interim financial statements have been restated to reflect a change in the Company’s revenue recognition policy for its short term contracts. The Company had previously used the completed contract method of accounting for its short-term contracts and the percentage of completion method for all other contracts. Under the completed contract method, revenues and costs of individual short-term contracts were included in operations in the year during which they were completed. Although using both methods simultaneously is an accepted accounting practice, the Company now desires to use only the percentage of completion method due to its preferred usage and the Company’s ability to make reasonably dependable estimates. This Restatement by the Company does not affect ultimate cash flows from operations and profits to be recognized, only the timing of the recognition.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 2 –	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS, continued

Set forth below are the effect of the restatement to the various financial statement captions:

For the Nine
Months ended
September 30, 2008

Statement of Operations

Revenue as reported	$4,138,380
Net change in reported revenue	189,158

Revenue as restated	$4,327,538

Cost of revenues earned as reported	$4,268,633
Net change in reported cost of revenues earned	76,381

Cost of revenues earned as restated	$4,345,014

Gross loss as reported	$(130,253)
Net change in gross loss	112,777

Gross loss as restated	$(17,476)

Net loss as reported	$(1,892,296)
Net change in net loss	112,777

Net loss as restated	$(1,779,519)

Basic and diluted loss per share as reported	$(0.056)
Net change in basic and diluted loss per share	0.004

Basic and diluted loss per share as restated	$(0.052)

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 2 –	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS, continued

Statement of Cash Flows

Net loss as reported	$(1,892,296)
Net change in net loss	112,777

Net loss as restated	$(1,779,519)

Contracts receivable as reported	$(234,959)
Net change in contracts receivable	(15,000)
Contracts receivable as restated	(249,959)

Costs and estimated earnings in excess of billings
on uncompleted contracts as reported	$(159,002)
Net change	(38,098)

Costs and estimated earnings in excess of billings
on uncompleted contracts as restated	$(197,100)

Accounts payable and accrued expenses as reported	$552,820
Net change in accounts payable and accrued expenses	14,725
Accounts payable and accrued expenses as restated	$567,545

Billings in excess of costs on uncompleted contracts as reported	$82,888
Net change	(82,888)

Billings in excess of costs on uncompleted contracts as restated	$-

Billings in excess of costs and estimated earnings
on uncompleted contracts as reported	$261,219
Net change	8,484

Billings in excess of costs and estimated earnings
on uncompleted contracts as restated	$269,703

NOTE 3 –	RESTRICTED CASH DEPOSITS

In some instances the Company is required to post performance bonds on contracts awarded by certain state agencies and municipalities to guarantee performance in accordance with the terms of the contracts. The Company deposits cash equal to a percentage of the contract price with an independent third party bonding agency that holds the deposits for the benefit of the state agency or municipality that has awarded the contract to the Company. The Company also pays a premium to insure performance for the percentage of the contract not covered by the cash deposit. Following successful completion of the contract, the bonding agency has up to 90 days to return the deposited cash along with interest in accordance with the contract.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 3 –	RESTRICTED CASH DEPOSITS, continued

Amounts received by the Company are to be paid to the note holders as mentioned in Note 7. If the Company fails to perform, these deposits could be claimed by the party that suffers the loss pursuant to non-performance. At September 30, 2009, the Company has $806,473 on deposit.

NOTE 4 –	CONTRACTS RECEIVABLE

Contracts receivable are as follows:

	September 30,	December 31,
	2009	2008

Completed contracts	$128,202	$144,255
Contracts in progress	1,667,770	206,172
Allowance for doubtful accounts	(28,024)	(10,513)
	$1,767,948	$339,914

NOTE 5 –	COST AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS UNDER THE PERCENTAGE OF COMPLETION METHOD

	September 30,	December 31,
	2009	2008
		(restated)
Costs incurred on uncompleted contracts	$1,896,103	$2,438,797
Estimated earnings	530,657	62,605
Less: Billings to date	(2,729,154)	(2,853,391)
	$(302,394)	$(351,989)

Included in the accompanying balance sheets under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	$145,732	$135,582

Billings and excess of costs and estimated earnings on uncompleted contracts	(448,126)	(487,571)
	$(302,394)	$(351,989)

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 6 –	PROMISSORY NOTE PAYABLE

In November of 2007, a financial institution extended the Company a line of credit in the amount of $750,000. In November of 2008, with a balance due of $745,000, the Company converted the line of credit to a promissory note that required monthly interest payments at the Prime Rate plus 1.5% until December 3, 2008. Thereafter, the Company was required to make monthly principal and interest payments of $35,000 with the first payment due on January 3, 2009. On June 3, 2009, with the principal balance on the loan at $551,164, the financial institution extended the maturity date of the promissory note to December 3, 2009 at the Prime Rate plus 2% (but not less than 5%).  The loan extension required the Company to continue making monthly principal and interest payments in arrears of $35,000.

The principal balance on the promissory note at September 30, 2009 and December 31, 2008 was $453,116 and $745,000, respectively. The Company paid $23,116 and $10,898 in interest for the nine months ended September 30, 2009 and 2008, respectively.

NOTE 7 –	TERM NOTE PAYABLE, RELATED PARTY

In April 2009, the Company borrowed against a line of credit from an existing shareholder in the amount of $500,000. In June 2009, the Company paid the principal amount of the line of credit with proceeds from a new term note from a Nevada limited partnership in the principal amount of $925,000. The term note bears interest at 9% with $425,000 in principal and accrued interest due on October 27, 2009 and $500,000 in principal and accrued interest due on April 27, 2010. A director of the company and a stockholder are limited partners in the Nevada limited partnership. The Company has used a portion of the proceeds to pay premiums on performance bonds, escrow deposits required by performance bonds and working capital. Once the performance bonds for the government construction contracts are completed, the escrow deposits are returned to the Company with accrued interest. The terms of the note require the Company to use the proceeds from the deposits to repay the term note.

In July and September of 2009, the Company borrowed an additional $424,444 against the term note to fund performance bonds for four municipal petroleum construction projects and was refunded 80% of two performance bonds in the amount of $110,473, the proceeds of which were applied against the principal of the term loan. The Company paid $35,390 in accrued interest on the term loan. At September 30, 2009, the balance due on the note is $1,238,971.

As additional compensation on the term note, the Company has issued 632,000 warrants to purchase the Company’s common stock at $0.30 per share. The warrants vested at the time the loans were funded. The Company valued the warrants using the Black Scholes option pricing model and has recorded an expense of $181,201 as financing costs on its statement of operations with a corresponding increase to the Company’s additional paid-in-capital account.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)
NOTE 8 –	INCOME TAXES

A reconciliation of the differences between the effective income tax rate and the statutory federal tax rate for the period ended September 30, 2009 and December 31, 2008 are as follows:

	2009	2008
Tax benefit at U.S. statutory rate	34.00%	34.00%
State taxes, net of federal benefit	3.63	3.63
Change in valuation allowance	(37.63)	(37.63)
	-%	-%

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 2009 and December 31, 2008 consisted of the following:

	September 30,	December 31,
Deferred Tax Assets	2009	2008

Net Operating Loss Carryforward	$1,700,000	$1,400,000
Other	287,797	202,971
Total Deferred Tax Assets	1,987,797	1,602,971
Deferred Tax Liabilities	(208,819)	(57,215)
Net Deferred Tax Assets	1,778,978	1,545,756
Valuation Allowance	(1,778,978)	(1,545,756)
Total Net Deferred Tax Assets	$-	$-

As of September 30, 2009, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $4,600,000 that may be offset against future taxable income through 2028.  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.  No tax asset has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry forwards will expire unused.  Accordingly, the potential tax benefits of the loss carry forwards are offset by a valuation allowance of the same amount.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 9 –	COMMON STOCK PURCHASE WARRANTS

During 2008, the Company completed private placements resulting in the issuance of units consisting of one share of Company restricted common stock and one warrant (with each warrant exercisable for one share of Company restricted common stock).  As part of the transaction, the Company also issued common stock purchase warrants to certain individuals who assisted with the private placement. There was no value assigned to these warrants when they were granted.

The Company also issued common stock purchase warrants to certain employees as part of their compensation package.  The value assigned to these warrants was calculated using the Black-Scholes option pricing model.

For the nine months ended September 30, 2009, the Company issued 1,495,999 warrants to purchase the Company’s common stock. Of these warrants, 1,188,499 of the warrants vested immediately and 307,500 of the warrants vested in periods ranging from 6 months to 2 years. The vested warrants were expensed in the nine month period ending September 30, 2009 with the remaining warrants amortized over the vesting period. The Company used the Black Scholes option pricing method to value the warrants. These warrants were accounted for on the Company’s financial statements as an $185,866 charge to payroll and related costs. This charge includes $13,827 related to a stock awarded to two of the Company’s employees. An additional $181,201 was expensed to financing costs for warrants issued in conjunction with the Company’s term loan and $18,300 was expensed to professional fees in payment of directors’ fees and legal costs. These non-cash expenses were offset by a corresponding increase to additional paid-in-capital and capital stock.

The Company also canceled 752,500 warrants previously issued to employees who were terminated or have left the company. Stock compensation expense was adjusted to reflect this decrease.

A summary of the change in common stock purchase warrants for the nine months ended September 30, 2009 is as follows:
	Number of Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance, December 31, 2008	2,734,054	$0.59	4.58
Warrants issued	1,495,999	0.44	6.64
Warrants exercised	-	-	-
Warrants cancelled	(752,500)	0.25	4.26
Balance, September 30, 2009	3,477,553	$0.60	4.95

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 9 –	COMMON STOCK PURCHASE WARRANTS, (continued)

The balance of outstanding and exercisable common stock warrants as at September 30, 2009:

Number of Warrants Outstanding	Exercise Price	Remaining Contractual Life (Years)
3,477,553	$0.60	4.95

The fair value of stock purchase warrants granted using the Black-Scholes option pricing model was calculated using the following assumptions:

	September 30,	December 31,
	2009	2008
Risk free interest rate	.83% -1.87%	.5% - 1.5%
Expected volatility	163% - 183%	20% - 86%
Expected term of stock warrant in years	1.96–10.07	2.5 - 4.75
Expected dividend yield	0%	0%
Average value per warrant	.18 - .63	.13 - .57

Expected volatility is based on historical volatility of the Company and other comparable companies. Short Term U.S. Treasury rates were utilized.  The expected term of the options was calculated using the alternative simplified method permitted by ASC 718, Stock Compensation, previously Staff Accounting Bulletin (“SAB”) No. 107, Share Based Payment, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period for all option tranches.  Since trading volumes and the number of unrestricted shares are very small compared to total outstanding shares, the value of the warrants was decreased for lack of marketability.

NOTE 10 –	RELATED PARTY TRANSACTIONS

In order to procure vehicle financing and leased facilities, at various times the Chief Executive officer and a former officer and employee of the Company act as guarantors under financing arrangements.  The Company is indebted to these stockholders for three loans at September 30, 2009 and December 31, 2008 in the amount of $1,211,667 and $153,780, respectively. Two of these loans in the principal amount $1,181,981 at September 30, 2009 began in November of 2008 accruing interest at 8%. The third loan bears interest at 7% and requires monthly principal and interest payments.

SSGI, INC.
(f/k/a Phage Therapeutics International, Inc.)
NOTES TO INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(unaudited)

NOTE 10 –	RELATED PARTY TRANSACTIONS, continued

In 2008, a founding stockholder of the Company also provided collateral in the amount of $247,000 in order to secure a performance bond required for a construction project.  The collateral was being held in a certificate of deposit in the name of the stockholder, so no asset or liability is shown on the balance sheet of the Company.  The Company paid the stockholder monthly interest at the annual rate of 7% for providing the collateral.  The collateral was released back to the stockholder in February 2009 and all interest was paid.

NOTE 11 –	SUBSEQUENT EVENTS

Management has evaluated subsequent events through November 20, 2009, the date at which the financial statements were available for issue.

In October, the Chief Executive Officer loaned the Company $125,000 and was repaid $95,000 in November. In October, a former officer and employee was repaid $15,000 in principal against loans made to the Company by him.

NOTE 12 –	LEGAL MATTERS

The Company is involved in lawsuits from time to time in the ordinary course of business. Management believes that these actions when settled will not have a significant adverse impact on the Company’s financial statements.

7,096,557 SHARES

SSGI, INC.

COMMON STOCK

PROSPECTUS

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to delivering a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

November 20, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth our estimates of the expenses to be incurred by it in connection with the common stock being offered hereby:

SEC Registration Fee	$202.00
Printing registration statement and other documents*.	7,000.00
Legal fees and expenses*	12,500.00
Accounting fees and expenses*	30,000.00
Miscellaneous expenses*	1,500.00
Total expenses*	$51,202.00

*estimated

Of the expenses incurred by SSGI in connection with this offering, $6,500.00 is outstanding.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Florida law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of SSGI. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with SSGI. Pursuant to Florida law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

(a)           acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

(b)           unlawful distributions; or

(c)           any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our Bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of  SSGI, absent a finding of negligence or misconduct in office.

Our Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

In addition to the indemnification provided by our Articles of Incorporation and Bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Florida law against liabilities, costs and expenses that may arise by reason of their service to us and our subsidiaries, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We also intend to enter into indemnification agreements with our future directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, and the securities bear a restrictive legend.

The Company paid $105,000 in connection with sales made via the private placement memorandum. There were no commissions paid on any other transaction. The numbers in the labeled code column indicates the method of purchase: (1) stock purchased via private placement memorandum, (2) stock issued as employee compensation, (3) stock issued via exchange offer, original stockholder of the Company, (4) stock issued as compensation via private placement memorandum (5) private sale.

Names/Identities to whom Securities Issued	Code	Type of Securities	Number of Shares	Issue Date	Aggregate Proceeds From Issuance

Thomas W. Adams	1	Common Stock	20,000	March-08	$10,000
John Allen (A)	1	Common Stock	658,000	March-08	$329,000
William C. Armor	1	Common Stock	10,000	March-08	$5,000
William C. Armor	1	Common Stock	116,000	March-08	$58,000
Ryan D. Aubert	1	Common Stock	200,000	March-08	$100,000
Victor P. Bannon	1	Common Stock	6,000	March-08	$3,000
Lee Palmer Bearsch	1	Common Stock	20,000	March-08	$10,000
Cindy Bell	1	Common Stock	273,000	March-08	$136,500
BFS Services	1	Common Stock	190,517	March-08	$95,259
Brad Brooks	4	Common Stock	30,000	March-08	$-
CEDE and Company	1	Common Stock	40,000	March-08	$20,000
Agatha Gabriela Cailide	1	Common Stock	12,500	March-08	$6,250
Philip L. Cook	1	Common Stock	100,000	March-08	$50,000
M. G. Crain	2	Common Stock	15,000	January-09	$7,500
H. Dodd Crutcher	1	Common Stock	100,000	March-08	$50,000
Chris Dollar (B)	2	Common Stock	15,000	January-09	$7,500
Daniel S. Dykes	1	Common Stock	100,000	March-08	$50,000
Jack Edmonds	1	Common Stock	16,000	March-08	$8,000
William Esping ©	1	Common Stock	1,466,666	October-08	$733,333
FCC C/F Sharon Laminack	1	Common Stock	30,000	March-08	$15,000
Michael T. Ferris	1	Common Stock	20,000	March-08	$10,000
Brian Flanagan	1	Common Stock	50,000	March-08	$25,000
Gerry Geddes	1	Common Stock	50,000	March-08	$25,000
Telese Gray	1	Common Stock	20,000	March-08	$10,000
Bradley Hickman (D)	1	Common Stock	733,334	March-08	$366,667
IRA Plus Southwest FBO Ella Oliver	1	Common Stock	18,000	March-08	$9,000
IRA Plus Southwest FBO Walter Parker	1	Common Stock	20,000	March-08	$10,000
Harvey Kaye	5	Common Stock	12,500	March-08	$6,250
Helen Kaye	5	Common Stock	12,500	March-08	$6,250
Andrew Konen	1	Common Stock	50,000	March-08	$25,000
Brenda Kostohryz (D)	1	Common Stock	333,334	March-08	$166,667
Joel Lebovitz (E)	1	Common Stock	83,334	May-08	$41,667
Earnest Kent Lindsey	1	Common Stock	50,000	March-08	$25,000
Laurie Michele Markum	4	Common Stock	10,000	March-08	$5,000
Ralph E. Mayo	1	Common Stock	50,000	March-08	$25,000
Mark McConnell (E)	1	Common Stock	20,000	July-08	$10,000
Erik Menegay	2	Common Stock	10,000	May-08	$-
John Miller	5	Common Stock	187,500	March-08	$93,750
Robert Miller	1	Common Stock	18,520	March-08	$9,260
Oppenheimer & Co. Federico Pier IRA (F)	1	Common Stock	80,000	April-08	$40,000
H. Winfield Padgett Jr.	1	Common Stock	280,000	March-08	$140,000
Charles Pero	1	Common Stock	200,000	March-08	$100,000
Pershing LLC c/f Camilla M. Bannon IRA	1	Common Stock	4,000	March-08	$2,000
Pershing LLC c/f James E. Kennedy	1	Common Stock	80,000	March-08	$40,000
Pershing LLC c/f James Foitek SEP	1	Common Stock	20,000	March-08	$10,000
Pershing LLC c/f Julie Geddes IRA (E)	1	Common Stock	33,334	May-08	$16,667
Pershing LLC c/f Lee J. Morrison IRA	1	Common Stock	100,000	March-08	$50,000
Pershing LLC c/f Randy Wicker IRA	1	Common Stock	20,000	March-08	$10,000
Pershing LLC c/f Rusty T. McDowell IRA (E)	1	Common Stock	33,334	March-08	$16,667
Pershing LLC c/f Samuel A. Rodgers IRA (G)	1	Common Stock	50,000	March-08	$25,000
Pershing LLC c/f Victor Bannon IRA	1	Common Stock	66,000	March-08	$33,000
Pershing LLC c/f William P. Adams IRA	1	Common Stock	20,000	March-08	$10,000
Federico Pier (F)	1	Common Stock	145,000	March-08	$72,500
Sam Rodgers (G)	1	Common Stock	6,667	May-08	$3,334
Ricardo Sabha	3	Common Stock	1,485,000	April-08	$-
Ryan Seddon (H)	3	Common Stock	17,215,000	April-08	$-
Donald P. Simek	1	Common Stock	100,000	March-08	$50,000
Richard & Rhonda Sinz	1	Common Stock	20,000	March-08	$10,000
Andrew B. Small IV	1	Common Stock	100,000	March-08	$50,000
Marilyn M. Smith	1	Common Stock	100,000	March-08	$50,000
Wade C. Smith	1	Common Stock	100,000	March-08	$50,000
Henry LaVaugh Stoll (I)	2	Common Stock	25,000	April-08	$-
Barbara Taylor TTEE Barbara Taylor (10)	1	Common Stock	10,000	March-08	$5,000
Carol Touchstone	1	Common Stock	100,000	March-08	$50,000
Gifford Touchstone	1	Common Stock	100,000	March-08	$50,000
Underground Tank Partners	5	Common Stock	6,000,000	July-08	$900,000
Dan Vannest (J)	2	Common Stock	16,667	July-08	$-
Eric Vatterott	2	Common Stock	30,000	July-08	$-
Keith & Laura Webb Jt. Ten (K)	1	Common Stock	114,000	March-08	$57,000
Stephen K. Westervelt	1	Common Stock	20,000	March-08	$10,000
Steven Williams	5	Common Stock	25,000	March-08	$12,500
Peter Wilson (L)	4	Common Stock	1,500,000	March-08	$-
Michael Yurkowsky (M)	4	Common Stock	795,000	March-08	$-
William Yurkowsky, Jr. TTEE Wm. Yurkowsky Trust	4	Common Stock	40,000	March-08	$20,000
Gary Zimpelman (N)	4	Common Stock	93,000	March-08	$46,500
John Zogg	1	Common Stock	250,000	March-08	$125,000

(A)	Owner 84,000 warrants to purchase common stock at $0.95 per share
(B)	Owner 30,000 warrants to purchase common stock at $0.50 per share
(C)	Owner 666,667 warrants to purchase common stock at $0.95 per share and 314,594 warrants to purchase common stock at $0.25 per share.
(D)	Owner 133,334 warrants to purchase common stock at $0.95 per share.
(E)	Owner 33,334 warrants to purchase common stock at $0.95 per share.
(F)	Member of the Company’s Board of Directors and will be entitled to 12,000 warrants in the future.
(G)	Owner 6,667 warrants to purchase common stock at $0.95 per share.
(H)	Owner 500,000 warrants to purchase common stock at $0.63 per share.
(I)	Owner 250,000 warrants to purchase common stock at $0.25 per share.
(J)	Owner 20,000 warrants to purchase common stock @ $1.00 per share and 50,000 warrants at $0.50
(K)	Owner 50,000 warrants to purchase common stock @ $0.95 per share.
(L)	Owner 184,500 warrants to purchase common stock @ $0.25 per share.
(M)	Owner 12,000 warrants to purchase common stock at $0.68 per share and 50,000 warrants at $0.25
(N)	Owner 67,750 warrants to purchase common stock at $0.25 per share.

The transactions described above were exempt from registration pursuant to Section  4(2) of the Securities Act of 1933 by reason that: (i) no commissions were paid for the issuance of security; (ii) the issuance of such security by the Company did not involve a “public offering”; (iii) the purchasers of each security were sophisticated and accredited investors; (iv) the offerings were not a “public offering” as defined in Section 4(2) due to the insubstantial numbers of persons involved in such sales, size of the offering, manner of the offering and number of securities offered; and (v) in addition, each purchaser had the necessary investment intent as required by Section 4(2) since each purchaser agreed to and received security bearing a legend stating that such security is restricted pursuant to Rule 144 of the 1933 Securities Act. (These restrictions ensure that this security would not be immediately redistributed into the market and therefore not be part of a “public offering”).

ITEM 16. EXHIBITS.

Exhibit
Number		Description of Exhibits

3.1	*	Amended and Restated Articles of Incorporation
3.2	*	Amended and Restated By-Laws
4.1	*	Specimen common stock certificate
5.1		Opinion of Block & Garden, LLP
10.1	*	Form of Indemnification Agreement by and between the registrant and each director and executive officer
10.2	*	Employment Agreement between Registrant and Ryan Seddon dated April 1, 2007
10.3	*	Amendment to Employment Agreement between Registrant and Ryan Seddon dated August 1, 2008
10.4	*	Employment Agreement between Registrant and Rodger Rees dated May 18, 2009
10.5	*	Promissory Note between Registrant and Wachovia Bank date June 3, 2009
10.6	*	Promissory Notes between Registrant and Ricardo Sabha and Ryan Seddon dated February 17, 2009
10.7	*	Contractual Alliance between Registrant and Tank Tech, Inc. dated December 9, 2008
10.8	*	Share Exchange Agreement between registrant and Surge, Ryan Seddon, Michael Yurkowsky and Peter Wilson dated December 18, 2007
10.9	+	Key Man Life Insurance Policy-Ryan Seddon
10.10	+	Employee Leasing Agreement
10.11	+	Seddon Note to Shareholder-Stock Purchase
10.12	+	Nevada Limited Partnership Term Note
10.13	+	Nevada Limited Partnership Warrant
10.14	+	Agreement with Jeb Bush and Associates
10.15	+	Agreement with the Horne Group
10.16	+	Sample of Registrant’s standard Work Authorization/Contract
23.1		Consent of Independent Auditor

*	Previously filed (incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 17, 2009).

+	Previously filed (incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on September 29, 2009).

ITEM 17. UNDERTAKINGS.

We hereby undertake:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of SSGI pursuant to the foregoing provisions, or otherwise, SSGI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

(a)           The undersigned registrant hereby undertakes to:

(1)           to file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement to:

i. include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. include any prospectus required by Section 10(a)(3) of the Securities Act;

iii. reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iv. include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SSGI of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 20th day of November, 2009.

SSGI, INC.

/s/ Ryan Seddon
Ryan Seddon Principle Executive Officer

/s/ Rodger Rees
Rodger Rees Principle Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ryan Seddon and Rodger Rees as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including any and all post-effective amendments) to the registration statement on Form S-1, and any registration statement related to the same offering as this registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on November 20, 2009.

Signature	Title

/s/ Ryan Seddon
Ryan Seddon	Chairman of the Board and President (principle executive officer)

/s/ Rodger Rees
Rodger Rees	Chief Financial Officer (principal accounting officer)

/s/ Michael Yurkowsky
Michael Yurkowsky	Director

/s/ Mark Feldmesser
Mark Feldmesser	Director

/s/ Robert Grammen
Bob Grammen	Director

/s/ Federico Pier
Federico Pier	Director